       As filed with the Securities and Exchange Commission on May 11, 2000

                                                      Registration No. 333-94105

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1
  to
                                    Form S-1
             Registration Statement Under the Securities Act of 1933

                     Integrated Communication Networks, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
         (State or Other Jurisdiction of Incorporation or Organization)

                                      4813
            (Primary Standard Industrial Classification Code Number)

                                   33-0670130
                     (I.R.S. Employer Identification Number)


                        27061 Aliso Creek Road, Suite 100
                              Aliso Viejo, CA 92656
                                 (949) 349-1770
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                        David Chadwick, President and CEO
                     Integrated Communication Networks, Inc.
                        27061 Aliso Creek Road, Suite 100
                              Aliso Viejo, CA 92656
                                 (949) 349-1770
       (Name, Address Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)



         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                        CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ------------------------ --------------------
TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
   SECURITIES TO BE             AMOUNT           OFFERING PRICE PER      AGGREGATE OFFERING        REGISTRATION
      REGISTERED           TO BE REGISTERED           SHARE (1)               PRICE (1)               FEE (1)
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Common stock (2)             921,428 shares                  $4.50             $4,146,426       $  1,095
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Common stock (3)             350,000 shares                  $4.50             $1,575,000       $    416
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Common stock (4)           5,943,633 shares                  $2.32             $13,789,229       $  3,641
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Common stock (5)              80,000 shares                 $12.50             $1,000,000       $    264
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Common stock (6)              80,000 shares                 $15.00             $1,200,000       $    317
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Common stock (7)           2,500,000 shares                  $2.32             $5,800,000       $  1,532
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Common stock (8)             200,000 shares                 $13.75             $2,750,000       $    726
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Common stock (9)           5,000,000 shares                  $2.32            $11,600,000       $  3,063
------------------------ ---------------------- ---------------------- ------------------------ --------------------

Total:                    15,075,061 shares                                   $41,860,655       $ 11,054
------------------------ ---------------------- ---------------------- ------------------------ --------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock reported on the National Quotation Bureau's "Pink Sheets" on May 05, 2000 and calculated in accordance with Rule 457(g) promulgated under the Securities Act of 1933, as amended.

(2) Issuable on exercise of the phoneXchange warrants. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions contained in the warrants.

(3) Issuable on exercise of the September 2004 warrants. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions contained in the warrants.

(4) Issuable on exercise of the February 2004 warrants. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions contained in the warrants.

(5) Issuable on exercise of the $12.50 warrants. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions contained in the warrants.

(6) Issuable on exercise of the $15.00 warrants. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions contained in the warrants.

(7) Issuable on conversion of the 4% Convertible Debentures and, at the Company's option, shares that may be issued in payment of the annual 4% interest payment. The actual number of shares issuable on conversion of the debentures could be greater or less and is based on a conversion price equal to the 80% of the averaged three lowest bid prices during the 20 trading days immediately prior to the date of conversion, except that the conversion price cannot be higher than $10.00 per share. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions contained in the debentures.

(8) Issuable on exercise of the May Davis warrants. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions contained in the warrants.

(9) Issuable on conversion of 500,000 shares of the Series A-1 12% convertible redeemable preferred stock. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions contained in the Series A-1 12% convertible redeemable preferred stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated  May 11, 2000

                                   Prospectus

                                15,075,061 shares

                     Integrated Communication Networks, Inc.

                                  Common Stock

         The security holders listed on pages 15 and 16 of this prospectus may offer and sell up to 15,075,061 shares of our common stock under this prospectus plus such indeterminate number of additional shares issuable pursuant to certain outstanding warrants and convertible securities. These shares are issuable on the exercise of warrants or on the conversion of convertible debentures or convertible preferred stock. There is no assurance that the selling security holders will exercise any of the warrants or convert any of the debentures or preferred stock.

         The selling security holders named in this prospectus may offer and sell the shares in varying amounts over a period of time as detailed in the "Plan of Distribution" section starting on page 18. We will not receive any proceeds from the sale of the common stock. If all of the warrants are exercised, we will receive up to $20,894,475, subject to cashless exercise rights available to some of the warrant holders. See "The Offering" on page 2.

         Our common stock is listed on the National Quotation Bureau's "Pink Sheets" under the symbol "ICNW." We have applied to list our common stock on the NASDAQ SmallCap Market under the symbol "ICNW." On March 15, 2000, the closing sale price of our common stock on the Pink Sheets was $ 6.50. In addition, our common stock is listed on the Frankfurt Stock Exchange, Third Market Segment, under the symbol "IGA.F." On March 15, 2000, the closing sale price of our common stock on the Frankfurt Stock Exchange was 5.80 Euro.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 5 WHICH DESCRIBES THE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMPANY AS WELL AS WITH THESE PARTICULAR SECURITIES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is       , 2000.

                                TABLE OF CONTENTS


Prospectus Summary............................................................1
The Offering..................................................................2
Capitalization................................................................3
Summary Financial Information.................................................4
Risk Factors..................................................................5
Special Note Regarding Forward-Looking Statements.............................14
Use of Proceeds...............................................................15
Selling Security Holders......................................................15
Plan of Distribution..........................................................18
Description of Securities.....................................................19
Description of Business.......................................................22
Description of Property.......................................................33
Legal Proceedings.............................................................34
Market for Common Equity and Related Stockholder Matters......................34
Selected Financial Data.......................................................35
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.......................................................37
Quantitative and Qualitative Disclosures about Market Risk....................45
Changes in and Disagreements with Accountants.................................45
Management....................................................................45
Executive Compensation........................................................48
Security Ownership of Certain Beneficial Owners and Management................51
Certain Relationships and Related Transactions................................54
Shares Available For Future Sale..............................................55
Legal Matters.................................................................55
Experts.......................................................................55
Where You Can Find More Information...........................................56
Index to Audited Financial Statements.........................................57


         You should rely only on the information contained in this document or to which we have referred you when you are considering the information in this prospectus. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

                               PROSPECTUS SUMMARY


         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5.

                     INTEGRATED COMMUNICATION NETWORKS, INC.

         We are a provider of domestic and international long distance and related telecommunications services. We have had very limited operations and revenues, have incurred significant losses and expect to continue to incur significant losses. In addition, we will have substantial capital requirements in the future. We had no revenues for the period from January 16, 1997 to February 28, 1999. We began material operations on February 28, 1999 when we purchased a majority of the issued and outstanding shares of common stock of phoneXchange, Inc. in exchange for shares of our common stock and warrants to purchase additional shares of our common stock. See "Certain Relationships and Related Transactions." From February 28, 1999 through December 31, 1999, our revenues were $2.1 million, and we incurred a net loss of $10.9 million.

         We operate our business through our majority owned subsidiary, phoneXchange, Inc. phoneXchange is a publicly traded company that offers domestic and international long distance services for both voice and data on a wholesale basis, primarily to U.S. based carriers, agents and resellers. phoneXchange provides long distance service to numerous foreign markets through a combination of:

         o termination relationships, which consist of agreements with other carriers to complete the final segment of a telephone call,

         o international gateway switches, which consists of switching equipment that can interface with international networks,

         o leased and owned transport lines or circuits that span large distances, and

         o resale arrangements with other long distance providers, which are agreements to purchase wholesale telephone services to be resold under phoneXchange's name.

We are continuing to expand the phoneXchange telecommunications network through acquisitions and internal growth.

         In addition to the long distance services provided by phoneXchange, we expect to be able to offer call center services through our other wholly owned subsidiary, Internet Call Centers, Inc. We intend to form a joint venture by issuing approximately 40% of Internet Call Centers, Inc.'s common stock to Global Industry Development & Trade Ltd., a British Virgin Islands company. We are developing Internet Call Centers to provide customer support and customer management services to other companies. We believe that through Internet Call Centers we may be able to offer these services for less than it would cost many companies to develop and train support staffs of their own because we can benefit from economies of scale by sharing labor and equipment costs across a larger base of users. In addition, we could offer overflow services to companies with existing customer support departments who would like to improve their response time. We already have the facilities required for the launch of this business and our joint venture partner has trained a staff of employees to provide the call center services. We are currently negotiating the necessary operating agreements and currently anticipate that Internet Call Centers will commence operations in the third quarter of 2000.

         Our executive offices are located at 27061 Aliso Creek Road, Suite 100, Aliso Viejo, CA 92656. Our telephone number is 949-349-1770. Our website address is www.icnwusa.com. The information on this website is not incorporated by reference into this prospectus.

                                  THE OFFERING

         Under this prospectus, the selling security holders may sell shares of our common stock. They may acquire these shares by conversion or exercise of securities in the following manner:

         COMMON STOCK               OVERLYING SECURITY
         ------------               ------------------
         921,428 shares             phoneXchange warrants; exercisable at $4.50/share
         350,000 shares             September 2004 warrants; exercisable at $4.50/share
         5,943,633 shares           February 2004 warrants; exercisable at $1.72/share
         80,000 shares              $12.50 warrants; exercisable at $12.50/share
         80,000 shares              $15.00 warrants; exercisable at $15.00/share
         2,500,000 shares           4% Convertible Debentures; convertible at a floating
                                    ratio based on a 20% discount to the market price of
                                    our common stock
         200,000 shares             May Davis warrants; exercisable at $13.75/share
         5,000,000 shares           Series A-1 12% convertible redeemable preferred stock

         Total: up to 15,075,061  shares of common stock.

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization on a historical basis as of December 31, 1999 and as adjusted to reflect the issuance and sale of the shares of common stock pursuant to this offering (see note "1" below). The capitalization information as of December 31, 1999 was derived from our audited consolidated financial statements included elsewhere in this prospectus. This table should be read in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our audited consolidated financial statements and related notes and other financial data included elsewhere in this prospectus.


                                     CAPITALIZATION
                                                                              December 31,
                                                                     -------------------------------
                                                                                      As Adjusted (1)
                                                                     --------------   --------------
                                                                          1999            1999
                                                                     --------------   --------------
                                                                                        (Unaudited)

Long-term liabilities, net of current portion                        $   5,244,649    $     244,649
Minority interest                                                                -                -
Redeemable, convertible preferred stock:
  Series A 8% redeemable convertible preferred stock,
    $.01 par value per share:
    Authorized - 50,000 shares
    Issued and outstanding - no shares at December 31, 1999                      -                -
  Series A-1 12% redeemable convertible preferred stock,
    $.01 par value per share:
    Authorized - 7,500,000 shares
    Issued and outstanding - 3,167,974 at December 31, 1999              4,847,000        4,082,000
  Series A-1 preferred stock subscribed                                   (218,500)        (218,500)
Stockholders' equity:
  Common stock, $.01 par value:
    Authorized - 250,000,000 shares
    Issued and outstanding 5,867,780 at December 31, 1999                   58,677          133,677
    Common stock subscribed                                               (105,750)        (105,750)
Additional paid-in capital                                              22,858,958       28,548,958
Accumulated deficit                                                    (18,996,555)     (18,996,555)
Treasury stock                                                            (113,301)        (113,301)
                                                                     --------------   --------------
    Total stockholders' equity                                           3,702,029       9,467,029
                                                                     ==============   ==============


(1)      Adjusted to reflect:

         o the issuance of 5,000,000 shares of our common stock on conversion of 500,000 shares of our Series A-1 12% convertible redeemable preferred stock, and

         o the proceeds from the issuance of our 4% Convertible Debenture and assumed conversion into 2,500,000 shares of our common stock.

         Does not include conversion of the remaining 2,667,974 shares of Series A-1 preferred stock or outstanding options to purchase 1,000,000 shares of our common stock or 3,000,000 shares of our common stock reserved for issuance under our 2000 Omnibus Stock Incentive Plan.

                   SUMMARY  FINANCIAL INFORMATION

         The following summary financial information should be read together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our audited consolidated financial statements and related notes and other financial data included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1999 and the consolidated balance sheet data of December 31, 1999 as well as the statement of operations data for the period from inception (January 16, 1997) through December 31, 1997 and the year ended December 31, 1998 and the balance sheet data at December 1998 are derived from our audited consolidated financial statements included elsewhere in this prospectus.


                                        SUMMARY FINANCIAL INFORMATION
                                                 (IN DOLLARS)
                                                   The Predecessor                             The Company
                                           -------------------------------   ------------------------------------------------------
                                                                             From inception (January
                                                                                16, 1997) through
                                            From inception                        December 31,           Year ended December 31,
                                           (April 7, 1998)    Two month      ----------------------- ------------------------------
                                              through        period ended                                             Consolidated
                                            December 31,     February 28,    ----------------------- -------------- ---------------
                                               1998        1999 (unaudited)           1997                1998            1999
                                           --------------   --------------   ----------------------- -------------- ---------------
STATEMENT OF OPERATIONS DATA

Revenues                                   $     183,000    $     114,849    $                       $           -  $    2,133,289
Total operating expenses                       1,262,108          377,862                 8,100,100          6,999      14,160,344
Loss from operations                          (1,079,108)        (263,013)               (8,100,100)        (6,999)    (12,027,055)
Net loss                                      (1,127,221)        (283,551)               (8,100,100)        (6,999)    (10,889,456)
Basic and diluted loss per share                                             $              (173.28) $       (0.00) $        (3.29)
Basic and Diluted Weighted average common
   shares outstanding                                                                         46,747     5,262,206       3,307,829


OTHER FINANCIAL DATA:
Net cash used in operating activities      $    (628,038)   $     (92,137)   $              (100.00) $           -  $   (6,574,030)
Net cash used in investing activities      $    (103,205)   $      (1,645)   $                    -  $           -  $   (1,155,447)
Net cash provided by financing activities  $      790,413   $      53,045    $               100.00  $           -  $   10,281,590


                                                                                                             December 31,
                                                                                                     ------------------------------
                                                                                                                      Consolidated
                                                                                                     -------------- ---------------
                                                                                                         1998              1999
                                                                                                     -------------- ---------------
BALANCE SHEET DATA:
Working capital (deficit)                                                                            $      (6,999) $    1,296,313
Total assets                                                                                                     -      15,456,016
Total long-term liabilities, net of current portion                                                              -       5,244,649
Accumulated Deficit                                                                                     (8,107,099)    (18,996,555)
Stockholders' equity (deficit)                                                                       $      (6,999) $    3,702,029


                                  RISK FACTORS

         THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THESE SECURITIES.

         WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT TO PREDICT OUR FUTURE GROWTH AND OPERATING RESULTS.

         We were incorporated in January 1997 and began material operations on February 28, 1999 when we purchased a majority of the issued and outstanding shares of common stock of phoneXchange, Inc. Our management team and other employees have worked for us for only a short period of time. As a result, we have only a limited operating history with which you may evaluate our business. Our success is largely dependent on our ability to establish and improve operating efficiencies and overall capacity while generating substantial sales revenues and cash-flows from operations. There is no assurance that we will be successful in any of these areas. In addition, we have in the past and may again in the future encounter unanticipated problems, including distribution, marketing and technological difficulties. Some of these problems may be beyond our financial and technical abilities to resolve. All of these factors make it difficult to predict our future growth and operating results.

         WE HAVE ACCUMULATED SUBSTANTIAL NET LOSSES AND WE MAY SUSTAIN SUBSTANTIAL LOSSES IN THE FUTURE.

         From our inception in January 1997 through December 31, 1999, we generated $2.1 million in sales revenues. During the same period we had an accumulated net loss of approximately $19.0 million. We expect to incur losses through the third quarter of 2000 and there can be no assurance that losses will not continue for the remainder of the year 2000.

         WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN, IN WHICH CASE YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR COMPANY.

         In our 1999 financial statements, our auditors expressed doubt about our ability to continue as a going concern. This resulted from our history of significant losses. If we are not able to generate income or obtain adequate financing to fund continuing losses, we may not be able to continue as a going concern. If this occurs, we would be forced to slow or cease operations, or to liquidate the company. In the event of a liquidation, it is very likely that we would not recover the book value of our assets and our investors would lose the entire value of their investment.

         WE RELY ON A LIMITED NUMBER OF CUSTOMERS AND THE LOSS OF ANY CUSTOMER COULD SIGNIFICANTLY REDUCE OUR REVENUES.

         While the list of our most significant customers varies from quarter to quarter, four customers accounted for 90% of our revenues for the year ended December 31, 1999. As a result, the loss of any significant customer could have a significant negative impact on our revenues from operations. We could lose a significant customer for many reasons, including:

         o the entrance into the market of significant new competitors with lower rates,

         o downward pressure on the overall costs of transmitting international calls,

         o        transmission quality problems,

         o        changes in U.S. or foreign regulations, or

         o unexpected increases in our cost structure as a result of expenses related to installing a global network or otherwise.

         CONVERSION OF OUR OUTSTANDING CONVERTIBLE DEBENTURES MAY SUBSTANTIALLY DILUTE OUR COMMON STOCK AND ENCOURAGE SHORT SELLING.

         Our convertible debentures are convertible into common stock at a floating ratio based on a 20% discount to the market price of our common stock on the date of conversion. As a result, the lower our common stock price, the more shares we must issue on conversion of the debentures. If a portion of our debentures is converted and the common stock issued as a result is sold, the price of our common stock may decrease due to the additional shares available in the public market. This would allow the holders of the debentures to convert the remaining portion of the debentures into even greater amounts of common stock, which in turn can further depress the price of the common stock.

         In addition, this effect may encourage a practice known as "selling short," in which a person can sell shares that the person does not then own at prevailing market prices, hoping to purchase shares later at a lower price. Selling short can further depress the price of our common stock Holders of convertible debentures may sell shares short in order to lower the price of our common stock, increasing the number of shares of common stock they will receive on conversion of their debentures. While the holders of our convertible debentures have contractually agreed not to sell our stock short, there can be no guarantee that other security holders will not do so.

         WE ARE REGISTERING A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES.

         We are registering 15,075,061 shares of our common stock which are issuable on the exercise of warrants and the conversion of convertible debt or preferred stock. If the 15,075,061 shares are issued, they would represent 72% of our total outstanding shares of common stock, as of March 15, 2000. In addition, interest on the debentures may be paid in shares of common stock, instead of cash, at our option. As a result, a significant number of shares of our common stock may be issued, and if these shares are sold in the public market the price of our common stock may decrease. The holders of the convertible debentures have agreed to a 4.99% ownership limitation, which limits the amount of shares of common stock that they may hold at any given time. However, there is nothing to prevent a holder from converting a portion of its debentures into an amount of common stock equal to less than 4.99% of the outstanding common stock, selling such shares of common stock, and then converting more debentures into additional shares of common stock to be sold in the market.

         OUR BUSINESS REQUIRES SUBSTANTIAL CAPITAL EXPENDITURES WHICH MAY RESULT IN CONTINUED LOSSES IN THE FORESEEABLE FUTURE.

         The development of our business requires substantial capital expenditures. A substantial part of these expenditures are incurred before any related revenues are realized. Capital expenditures and other operating expenditures will result in negative cash flow and operating losses until and unless we develop an adequate customer base and revenue stream. If we do not generate enough revenues to offset our capital expenditures we may never become profitable. There is no assurance that we will be able to obtain additional capital on satisfactory terms, if at all. Our ability to obtain additional capital may be dependent on the quotation of our common stock on the Nasdaq Stock Market or a U.S. National Securities Exchange. We have applied to list our common stock on the Nasdaq SmallCap Market. We have recently entered into two separate voting trust agreements with shareholders holding a majority of the voting power of our capital stock, to limit their ability to control us through their shareholdings. See "Security Ownership of Certain Beneficial Owners and Management". However, there is no assurance that our common stock will be approved for listing on Nasdaq or any other U.S. Securities Exchange.

         OUR CURRENT BUSINESS MODEL RELIES ON FINANCING FROM LUCENT TECHNOLOGIES THAT MAY NOT BE AVAILABLE TO US. IF WE ARE NOT ABLE TO OBTAIN THIS FINANCING, WE MAY NOT BE ABLE TO MAINTAIN OUR CURRENT AND PROJECTED GROWTH.

         Our business strategy depends on our ability to lease a significant amount of equipment from Lucent Technologies. On July 30, 1999, phoneXchange and Lucent Technologies, Inc. InterNetworking Systems signed a Master Lease Agreement pursuant to which Lucent agreed to provide us $3 million in credit for leasing Lucent equipment. On February 7, 2000, Lucent amended this agreement to increase our line of credit to $10 million. We are currently attempting to negotiate an increase in the total financing to $25 million. However, there is no assurance that any increase will be approved. If an increase is not approved, we may not be able to maintain our current and projected growth.

         OUR SALES AND OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO FALL.

         Our quarterly sales and operating results are difficult to predict and have and may continue to fluctuate significantly from quarter to quarter. As a result, a period-to-period comparison of our operating results may not be meaningful and should not be relied on as an indication of future performance. If our quarterly sales or operating results fall below the expectations of securities analysts or investors, the price of our common stock could fall substantially.

         Revenues in any given period can vary due to factors such as:

         o call volume fluctuations, particularly in regions with relatively high per-minute rates;

         o the addition or loss of major customers, whether through competition, merger, consolidation or otherwise;

         o the loss of economically beneficial routing options for the termination of our traffic;

         o financial difficulties of major customers; pricing pressure resulting from increased competition; and

         o technical difficulties with or failures of portions of our network that impact our ability to provide service to or bill our customers.

         Our cost of services and operating expenses in any given period can vary due to factors such as:

         o fluctuations in rates charged by carriers to terminate our traffic;

         o        increases in bad debt expense and reserves;

         o the timing of capital expenditures, and other costs associated with acquiring or obtaining other rights to switching and other transport facilities;

         o        changes in our sales incentive plans; and

         o costs associated with changes in staffing levels of sales, marketing, technical support and administrative personnel.

         In addition, our operating results can vary due to factors such as:

         o changes in routing due to variations in the quality of vendor transmission capability;

         o        loss of favorable routing options;

         o the amount of, and the accounting policy for, return traffic under operating agreements;

         o        actions by domestic or foreign regulatory entities;

         o the level, timing and pace of our expansion in international and commercial markets; and

         o general domestic and international economic and political conditions.

         Furthermore, a substantial portion of our transmission capacity is obtained on a variable, per minute and short-term basis, subjecting us to the possibility of unanticipated price increases and service cancellations. Since we do not generally have long-term arrangements for the purchase or resale of long distance services, and since rates fluctuate significantly over short periods of time, our gross margins are subject to significant fluctuations over short periods of time. Our gross margins also may be negatively impacted in the longer term by competitive pricing pressures.

         WE EXPECT TO EXPAND OUR OPERATIONS SIGNIFICANTLY, AND FAILURE TO MANAGE THIS EXPANSION EFFECTIVELY COULD DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

         To succeed in our goal of expanding and enhancing our business operations, we will need to:

         o        successfully implement our marketing strategies;

         o        continue to develop, expand and integrate our network;

         o obtain satisfactory and cost-effective ownership interests and lease rights from, and establish interconnection arrangements with, competitors that own transport lines;

         o hire, retain and motivate highly productive sales personnel and independent sales agents;

         o        enhance and expand our service features and offerings; and

         o continue to attract and hire experienced corporate professionals.

         If we fail to successfully implement our expansion plans, we might have to reduce or delay our planned capital expenditures. In addition, any significant expansion will strain our management, operational, financial and technological resources, as well as the infrastructure for our services. Our failure to manage our growth in a manner that minimizes these strains on our resources could disrupt our operations and ultimately prevent us from generating the revenues we expect.

         DIFFICULTIES IN EXPANDING OUR NETWORKS COULD INCREASE OUR ESTIMATED COSTS AND DELAY SCHEDULED COMPLETION.

         The expansion of our existing networks and the construction of networks in new markets is a significant undertaking. We will be required to install, purchase or lease, and operate additional facilities, switches and related equipment. Administrative, technical, operational, regulatory and other problems could arise that might be difficult to address and solve due to the scope and complexity of our planned expansion. Our ability to expand will also depend on timely performance by third-party suppliers and contractors, including suppliers of network equipment. Many of these factors are beyond our control. As a result, our network expansion might not be completed as planned, for the costs or in the time frame that we currently estimate.

         WE WILL NEED TO INCUR ADDITIONAL DEBT TO CONTINUE OUR OPERATIONS AND FINANCING MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.

         We believe that we must continue to enhance and expand our network in order to maintain our competitive position and continue to meet the increasing demands for service, quality, capacity and competitive pricing. This may require us to purchase and lease additional network capacity, inventory, equipment and possibly, to acquire other companies, which requires significant capital expenditures. In addition, we believe that we will not have sufficient cash to meet our currently anticipated working capital and capital expenditure requirements for the next 12 months. There can be no assurance that we will be able to raise needed capital on favorable terms or at all. If we are unable to obtain additional capital on acceptable terms, if and when needed, we may be required to reduce the scope of our anticipated expansion and may not be able to take advantage of future opportunities.

         THE LOSS OF ANY OF OUR MEMBERS OF SENIOR MANAGEMENT OR OTHER HIGHLY SKILLED EMPLOYEES COULD HARM OUR BUSINESS.

         Our success depends to a significant degree on the efforts of senior management personnel and a group of employees with longstanding industry relationships and technical knowledge of our operations. We do not maintain keyman life insurance with respect to any of our executive officers. We believe that our future success will depend in large part on our continuing ability to attract and retain highly skilled personnel. Competition for qualified, high-level telecommunications personnel is intense and there can be no assurance that we will be successful in attracting and retaining needed personnel. The loss of the services of one or more of our key individuals, or our failure to attract and retain other key personnel, could strain our resources and disrupt our business operations.

         INTENSE COMPETITION IN THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY COULD REDUCE THE DEMAND FOR OUR SERVICES AND HURT OUR SALES AND OPERATING RESULTS.

         The international telecommunications industry is intensely competitive. International wholesale telecommunications providers compete on the basis of price, customer service, transmission quality and breadth of service offerings. Many of our competitors have substantially greater resources and are better equipped than us. We compete directly with AT&T Corp., MCI WorldCom Corp. and Sprint Corporation as well as other U.S.-based and foreign long distance providers, including the Regional Bell Operating Companies. We also compete with smaller, emerging carriers in both the prepaid card retail market and in the wholesale market, including IDT Corporation, STAR Telecom, RSL Communications, Pacific Gateway Exchange, Inc., FaciliCom International, Inc. and Telegroup, Inc. Further, the number of competitors is likely to increase as a result of opportunities created by the Basic Telecommunications Agreement concluded by members of the World Trade Organization in February 1997. We may be unable to compete successfully against these companies or their products and services.

         IF WE DO NOT SUCCESSFULLY ANTICIPATE AND ADAPT TO CHANGES IN OUR INDUSTRY, OUR OPERATING RESULTS COULD SUFFER.

         The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of competitive products and services, such as the use of the Internet for international voice and data communications. We are unable to predict which technological development will challenge our competitive position and adapting to changes may require significant expenditures of money. If we fail to respond to developments in our industry quickly and in a cost effective manner, our technology could become obsolete and we may lose existing customers and fail to attract new customers.

         A significant portion of our sales relate to the prepaid card market, which also faces rapid technological change, introduction of new products and services, competition from new sales channels and evolving industry standards. Our success will depend, in significant part, on our ability to make timely and cost-effective enhancements and additions to our technology and to introduce new products and services that meet customer demands. The proliferation of new telecommunications technology, including personal and voice communication services over the Internet, may reduce demand for long distance services, including prepaid cards. There can be no assurance that we will be successful in responding to these or other technological changes, evolving industry standards or to new products and services offered by our competitors. If we are unable to respond to these changes, we could lose customers and significant revenues.

         WE PROVIDE SERVICES TO THE INTERNATIONAL MARKET, WHICH SUBJECTS US TO RISKS FROM REGULATORY, FINANCIAL, OPERATIONAL AND POLITICAL SITUATIONS.

         We expect to generate a substantial potion of our future revenues by providing international telecommunication services to customers on a wholesale basis. The international nature of our operations involve risks caused by:

         o        changes in U.S. and foreign government regulations,

         o        changes in U.S. and foreign telecommunications standards,

         o        dependence on foreign partners,

         o        changes in tariffs, taxes and other trade barriers,

         o        the potential for nationalization and economic downturns, and

         o        political instability in foreign countries.

         As we expand, we will increasingly rely on foreign partners. Our arrangements with foreign partners may expose us to significant legal, regulatory or economic risks and we may have limited recourse if our foreign partners do not perform under their contractual arrangements. Any of these risks could affect our ability to expand and could result in a loss of revenues.

         In addition, the governments of many countries exercise substantial influence over various aspects of the telecommunications market. In some cases, the government owns or controls companies that are or may become competitors or companies, such as national telephone companies, on which we and our foreign partners may depend for required interconnections to local telephone networks and other services. Accordingly, government actions in the future could have a material adverse effect on our operations.

         FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES COULD EFFECT OUR RESULTS OF OPERATIONS.

         Our revenues and the cost of long distance services are sensitive to foreign currency fluctuations. We expect that an increasing portion of our net revenues and expenses will be denominated in currencies other than U.S. dollars. If that becomes the case, changes in exchange rates may have a significant effect on our results of operations.

         DAMAGE TO OUR NETWORK COULD CAUSE INTERRUPTIONS OF SERVICE AND RESULT IN REDUCED REVENUES AND HARM TO OUR REPUTATION.

         Any system or network failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition or results of operations. Our operations are dependent on our ability to successfully integrate new and emerging technologies and equipment into our network, which could increase the risk of system failure and cause a strain on our networks. In addition, our hardware and other equipment could be damaged by natural disasters, intentional acts of vandalism and other sources of power loss and telecommunications failures. We have taken a number of steps to prevent our network from being affected by natural disasters, including building redundant systems for power supply to our switching equipment. However, there can be no assurance that any of these systems will prevent our switches from becoming disabled in the event of an earthquake, power outage or otherwise. The failure of our network, or a significant decrease in telephone traffic resulting from effects of a natural or man-made disaster, could result in the loss of existing customers and could affect our reputation, harming our business

         GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD AFFECT OUR ABILITY TO PROVIDE SERVICES.

         As a provider of domestic and international long distance telecommunications services, we are subject to varying degrees of regulation in each of the jurisdictions in which we operate. In the U.S., we are subject to the regulations of the Federal Communications Commission as well as state and local laws and regulations. Currently, the FCC and state authorities regulate ownership of transport facilities, provision of services and the terms and conditions under which we provide services. If we do not comply with all the legal and regulatory requirements, we may face liability and may not be able to provide services in a particular jurisdiction.

         In addition, many foreign countries have adopted or may adopt laws or regulations that concern our services. Compliance with these regulations may be difficult or expensive, and could force us to choose more expensive routing alternatives. We currently plan to provide a limited range of services in Mexico and the Philippines and to expand our operations as these markets liberalize regulations to permit competition. There can be no assurance that the regulatory regime in these countries will provide us with practical opportunities to compete in the near future, or at all. In addition, a reversal in the current trend toward deregulation of telecommunications carriers could have an adverse effect on our ability to provide or expand our services.

         AN UNFAVORABLE OUTCOME IN THE J&W VENTURES LITIGATION MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         An adverse ruling in the J&W Ventures litigation described in the "Legal Proceedings" section below would have an adverse affect on our results of operations. A monetary judgment could reduce or eliminate our working capital, and a judgment requiring us to issue shares of common or preferred stock could cause substantial dilution to our security holders.

         WE HAVE NEVER PAID AND DO NOT EXPECT TO PAY DIVIDENDS, WHICH MAY HAVE AN ADVERSE AFFECT ON THE PRICE OF OUR COMMON STOCK AND ON THE ABILITY OF INVESTORS TO REALIZE A RETURN ON THEIR INVESTMENT IN OUR COMPANY.

         We have not previously paid any dividends on our common stock and intend to follow a policy of retaining all of our cash flow from operations, if any, to finance the development and expansion of our business. Investors should not expect to realize any return on their investment through the payment of dividends. In addition, our policy of not paying dividends may have a depressive effect on the price of our common stock.

        A SUBSTANTIAL PORTION OF OUR ASSETS ARE INTANGIBLE.

         In connection with our acquisition of a majority of phoneXchange, Inc. and the acquisition of certain other assets in exchange for stock as described in Note 2 to Audited Consolidated Financial Statements, we recorded approximately $8.9 million in "goodwill (net)" based on the purchase method of accounting. This "goodwill" represents approximately 57.6% of our total assets. As a result, we may experience difficulty in raising additional capital especially asset based financing. In addition, we may not be able to recover the stated value of our assets in the event of a liquidation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that are not historical facts, including some statements made in the sections of this prospectus entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," are statements of future expectations and other forward-looking statements pursuant to Section 27A of the Securities Act of 1933. Words such as "believe," "expect," "intend," "plan," "anticipate," "likely," "will," and similar expressions are intended to identify these forward-looking statements. These statements are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in those statements, including:

         o        the rate of expansion of our network and/or customer base;

         o need for additional capital and potential inability to obtain capital or satisfactory terms, if at all;

         o inaccuracies in our forecasts of telecommunications traffic or customers;

         o        loss of a customer that provides us with significant revenues;

         o        loss of sales representatives, dealers or agents;

         o        highly competitive market conditions;

         o no assurance common stock will be quoted on Nasdaq or listed on a U.S. National Securities Exchange;

         o changes in or developments under laws, regulations, licensing requirements or telecommunications standards;

         o        changes in technology;

         o        changes in the availability of transmission facilities;

         o        changes in retail or wholesale telecommunications rates;

         o        risks of government regulation;

         o        loss of the services of key officers; and

         o        general economic conditions.

         This list of important factors is not exhaustive. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results could differ materially from those referred to in these forward-looking statements as a result of many factors, as described more fully in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         If all the warrants to purchase common stock covered by this prospectus are exercised for the maximum number of shares of common stock, we would receive gross proceeds of approximately $20,894,475. This amount would be used by us for working capital purposes and to finance our network expansion, including carrier deposits. We are not currently negotiating any network expansion agreements. We will not receive any proceeds from any sales by the selling stockholders of common stock under this prospectus.

                            SELLING SECURITY HOLDERS

         The following table sets forth the information as of March 15, 2000 concerning the security holders whose common stock, issuable either on exercise of warrants or on conversion of our 4% Convertible Debentures and Series A-1 convertible redeemable preferred stock, is offered in this offering. The table does not include those shares of common stock issuable on conversion of the Series A-1 convertible redeemable preferred stock that are not registered under this prospectus.

         Please note that due to the conversion ratio of the debentures, the lower the price of our common stock, the greater the number of shares issuable on conversion. Accordingly, there is no ceiling on the number of shares that could potentially be issued to Rebecca LLC on conversion of the debentures. If the price of our common stock were to fall to $4.50, $3.00 or $1.50, the debentures would be convertible into 1,388,889, 2,083,333 or 4,166,667 shares, respectively.


UPDATE
------------------------- ------------------------ ------------------------------- ----------------------------
                               Common Stock                Common Stock                     Common Stock
                            Beneficially Owned             Registered in                  Beneficially Owned
                             Before Offering               This Offering                    After Offering
------------------------- ------------------------ ------------------------------- ----------------- ----------
                                                                                                      Percent
          NAME                 Number Owned                 Number Owned             Number Owned     of Class
------------------------- ------------------------  ------------------------------ ----------------- ----------
Rebecca LLC (2)                     2,660,000 (3)                   2,660,000                    -          -%
------------------------- ------------------------  ------------------------------ ----------------- ----------

May Davis Group, Inc. (4)             200,000 (5)                     200,000                    -          -%
------------------------- ------------------------  ------------------------------ ----------------- ----------

Corporate Financial
Enterprises, Inc. (6)               1,000,000                       5,078,633 (7)        1,000,000       17.0%
------------------------- ------------------------  ------------------------------ ----------------- ----------

American Equities, LLC
(8)                                         -                       1,130,000 (9)                -          -%
------------------------- ------------------------  ------------------------------ ----------------- ----------

Jamie Mazur                                 -                       1,695,000 (10)               -          -%
------------------------- ------------------------  ------------------------------ ----------------- ----------

Emily Mazur                                 -                       1,130,000 (9)                -          -%
------------------------- ------------------------  ------------------------------ ----------------- ----------

                                       15

Jennifer Mazur                              -                       1,130,000 (9)                -          -%
------------------------- ------------------------  ------------------------------  ---------------- ----------

Trent Mazur                                 -                       1,130,000 (9)                -          -%
------------------------- ------------------------  ------------------------------  ---------------- ----------

David Chadwick                        975,000 (11)                    487,500              975,000       15.3%
------------------------- ------------------------  ------------------------------  ---------------- ----------

James E. Rott                         363,036 (12)                    126,786              363,036        5.9%
------------------------- ------------------------  ------------------------------  ---------------- ----------

Paul E. Hyde                          126,786                         126,786              126,786        2.2%
------------------------- ------------------------  ------------------------------  ---------------- ----------

Gary L. Killoran                      363,036 (12)                    126,786              363,036        5.9%
------------------------- ------------------------  ------------------------------  ---------------- ----------

Mike W. DuBrock                        35,714 (13)                     10,714               35,714          *
------------------------- ------------------------  ------------------------------  ---------------- ----------

Anna Marie Yates                       15,714 (14)                     10,714               15,714          *
------------------------- ------------------------  ------------------------------  ---------------- ----------

John C. Guthrie                        10,714                          10,714               10,714          *
------------------------- ------------------------  ------------------------------  ---------------- ----------

Adrian A. Merril                       10,714                          10,714               10,714          *
------------------------- ------------------------  ------------------------------  ---------------- ----------

Thomas Nelson                          10,714                          10,714               10,714          *
------------------------- ------------------------  ------------------------------  ---------------- ----------

     Total:                         5,771,428                      15,075,061            2,911,428         30%
------------------------- ------------------------  ------------------------------  ---------------- ----------

* Less than 1%

(1) Assumes that all registered common stock beneficially owned is fully exercised and or converted, then sold. Of the common stock registered pursuant to this prospectus, only these shares that underlie the convertible debentures, Rebecca, LLC warrants and May Davis warrants are deemed beneficially owned. All other shares underlie securities that are not exercisable within 60 days.

(2)      Voting and investment control is exercised by David Sims.

(3) Includes 2,500,000 shares issuable on conversion of the 4% Convertible Debentures including shares that may be issued in payment of the annual 4% interest payment, 80,000 shares issuable on exercise of the $12.50 warrants, and 80,000 shares issuable on exercise of the $15.00 warrants.

(4)      Voting and investment control is exercised by Owen Davis.

(5)      Includes shares issuable on exercise of the May Davis warrants.

(6) Corporate Financial Enterprises, Inc. is a private investment banking and consulting firm owned by Mr. Regis Possino. Effective March 30, 2000, all shares of capital stock beneficially owned by Corporate Financial Enterprises, Inc. were transferred to a trust, as amended, a copy of which is incorporated as an exhibit hereto. According to the terms of the trust, David Chadwick, as President of the Company, was appointed trustee and is required to vote the shares, with respect to any election of directors, in favor of any individuals in the same proportion as all other shares are validly voted in favor of such individuals. In addition, David Chadwick (or his successor as trustee) is required to vote the shares, with respect to each other matter, "for", "against" or to abstain from voting in the same proportion as all other shares are validly voted "for", "against" or abstain from voting, as the case may be. In November 1999, we issued 1,000,000 shares of common stock pursuant to a notice of conversion of 100,000 shares of Series A-1 12% convertible redeemable preferred stock. The purpose of the irrevocable trust was to limit the ability of Corporate Financial Enterprises, Inc. and Mr. Possino from exercising voting control over us through his share holdings during the term of the trust agreement. We understand that Mr. Possino was convicted of a felony involving the attempted sale of illegal drugs more than twenty years ago. We understand that Mr. Possino was willing to enter into the trust agreement to attempt to protect us from any adverse impact from his share holdings. For the complete terms, see attached trust agreement, a copy of which is incorporated as an exhibit hereto.

(7) Includes 350,000 shares issuable on exercise of the September 2004 warrants, 2,478,633 shares issuable on exercise of the February 2004 warrants, and 2,250,000 shares issuable on conversion of 225,000 shares of the Series A-1 12% convertible redeemable preferred stock. None of which are exercisable until December 31, 2000.

(8)      Voting and investment control is exercised by Mr. and Mrs. Reid
         Breitman.

(9) Includes 630,000 shares issuable on exercise of the February 2004 warrants and 500,000 shares issuable on conversion of 50,000 shares of the Series A-1 12% convertible redeemable preferred stock. None of which are exercisable until December 31, 2000.

(10) Includes 945,000 shares issuable on exercise of the February 2004 warrants and 750,000 shares issuable on conversion of 75,000 shares of the Series A-1 12% convertible redeemable preferred stock.

(11)     Includes 487,500 shares issuable on exercise of options.

(12)     Includes 126,786 shares issuable on exercise of options.

(13)     Includes 25,000 shares issuable on exercise of options.

(14)     Includes 5,000 shares issuable on exercise of options.

         Corporate Financial Enterprises, Inc. has provided consulting services to us. On April 25, 2000, we cancelled our consulting agreement with Corporate Financial Enterprises, Inc.

         Jamie, Jennifer, Emily and Trent Mazur are siblings and are the children of Sherman Mazur and Michele Mazur. Emily and Trent Mazur are minors, and their shares are held by their mother, Michele Mazur, as guardian. Effective March 30, 2000, all shares of capital stock beneficially owned by Jamie, Jennifer, Emily and Trent Mazur were transferred to a trust, as amended. According to the terms of the trust, David Chadwick, as President of the Company, was appointed trustee and is required to vote the shares, with respect to any election of directors, in favor of any individuals in the same proportion as all other shares are validly voted in favor of such individuals. In addition,

David Chadwick (or his successor as trustee) is required to vote the shares, with respect to each other matter, "for", "against" or to abstain from voting in the same proportion as all other shares are validly voted "for", "against" or abstain from voting, as the case may be. The purpose of the irrevocable trust was to limit the ability of the Mazur children and the members of their immediate family from exercising voting control over us through their share holdings during the term of the trust agreement. We understand that Mr. Sherman Mazur was convicted of felonies involving bankruptcy and tax fraud more than five years ago. We understand that the Mazur children were willing to enter into the trust agreement to attempt to protect us from any adverse impact from their share holdings. For the complete terms, see attached trust agreement, a copy of which is incorporated as an exhibit hereto.

         David Chadwick is our President, Chief Executive Officer and Chairman of our board of directors, James Rott is our Chief Operations Officer, Paul E. Hyde is a Vice President and member of our board of directors, Gary L. Killoran is our Chief Financial Officer, Secretary, Treasurer and member of our board of directors, Mike W. DuBrock is our Controller and Anna Marie Yates is our Carrier Account Manager. John C. Gurthrie, Adrian A. Merril and Thomas Nelson are not employed by us.

                              PLAN OF DISTRIBUTION

         The selling security holders may offer their shares of common stock at various times in one or more of the following transactions:

         o in the over-the-counter market or such other markets or exchanges as our common stock may be listed or quoted;

         o in transactions other than in the over-the-counter market or such other markets or exchanges as our common stock may be listed or quoted;

         o        in privately negotiated transactions;

         o        in connection with short sales of our shares;

         o        by pledge to secure debts and other obligations;

         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         o        in a combination of any of the above transactions.

         The selling security holders may sell their shares of common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices.

         When the selling security holders sell their shares of common stock, we will prepare a prospectus supplement if necessary. A prospectus supplement would list the number of shares of common stock being offered and the terms of the offering, including the proposed selling price to the public. The selling security holders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling security holders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         In connection with this registration of common stock, we will pay all of the expenses, including fees and expenses with respect to required Securities and Exchange Commission and Nasdaq filings and in compliance with applicable state securities or blue sky laws. We will not pay underwriting discounts and selling commissions, if any, or the fees and expenses of any counsel or other advisors for the selling security holders.

                            DESCRIPTION OF SECURITIES

         The following is a summary of the material provisions of each of our securities. Please refer to our articles of incorporation and bylaws, filed as exhibits to this registration statement, for more detailed descriptions.

         We are authorized to issue 250,000,000 shares of common stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $.01 par value per share. Of the authorized preferred stock, 7,500,000 shares are designated as 12% Convertible Redeemable Preferred Stock, Series A-1 and 50,000 shares are designated as Series A Preferred Stock. On March 15, 2000, there were 5,867,780 shares of common stock issued and outstanding. This amount does not include:

         o 7,575,061 shares of common stock subject to outstanding warrants,

         o        1,000,000 shares issuable on exercise of outstanding options,

         o 2,500,000 shares issuable on conversion of convertible debentures, and

         o 31,679,740 shares issuable on conversion of the Series A-1 12% convertible redeemable preferred stock.

         o 3,000,000 shares reserved fir issuance under our 2000 Omnibus Stock Incentive Plan.

         As of March 15, 2000, 3,167,974 shares of Series A-1 12% convertible redeemable preferred stock were issued and outstanding and no shares of the Series A preferred stock were issued and outstanding.

COMMON STOCK

         Our common stock is currently listed on the National Quotation Bureau's "Pink Sheets" under the symbol "ICNW" and on the Frankfurt Stock Exchange under the symbol "IGA.F."

         Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock are not permitted to vote their shares cumulatively. As a result, the holders of a majority of the shares of common stock can elect all of the directors to our board, subject to the voting and other rights of the holders of any outstanding shares of preferred stock.

         All shares of common stock are entitled to participate ratably in dividends when and as declared by the board of directors out of funds legally available for the payment of dividends. Dividends may be paid in cash, property or additional shares of common stock. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in any assets available for distribution after satisfaction of all debts and other liabilities, including any liquidation preferences held by holders of preferred stock.

PREFERRED STOCK

         GENERAL

         Our board of directors may issue up to 20,000,000 shares of preferred stock with preferences, powers and rights, including voting rights, senior to the rights of holders of common stock. Our board of directors may issue shares of preferred stock in public or private transactions for any proper corporate purpose, including issuances to obtain additional financing, and issuances to our officers, directors and employees and our subsidiaries pursuant to benefit plans or otherwise. The issuance of preferred stock could:

         o adversely affect the voting power of holders of common stock and reduce the likelihood that they will receive dividend payments and payments on liquidation,

         o adversely affect the rights of current holders of preferred stock,

         o        decrease the market price of our common stock, or

         o        delay, deter or prevent a change in our control.

         SERIES A PREFERRED STOCK

         Our board of directors is authorized to issue up to 50,000 shares of Series A preferred stock with a stated value of $3.00 per share. Subject to the approval of the board of directors, the Series A preferred stock shall accrue dividends at a rate of 8% per year, payable in shares of our common stock. The Series A preferred stock is convertible into common stock at our option, at the rate of one share of common stock for each share of Series A Preferred. The Series A preferred stock can be redeemed at our option, at a price of $3.00 for each share.

         The Series A preferred stock has no voting rights, except as required by the Nevada General Corporation Law. The Nevada General Corporation Law requires that stockholders of any class or series of stock have the right to vote on any proposal to amend the certificate of incorporation or to change the number of authorized shares of any other class or series, if the proposal would affect their preferences or rights. The Series A preferred stock is not entitled to payment of any amount in the event of liquidation. As to dividends, the Series A preferred stock is superior in right of payment to the common stock.

         SERIES A-1 PREFERRED STOCK

         Our board of directors is authorized to issue 7,500,000 shares of 12% convertible redeemable preferred stock, Series A-1. The Series A-1 12% convertible redeemable preferred stock accrues dividends at a rate of 12% per year, payable on a quarterly basis in shares of common stock, commencing June 1, 1999. The Series A-1 12% convertible redeemable preferred stock is convertible at any time after December 31, 2000, at the option of the holder, into shares of common stock at the rate of 10 shares of common stock for each share of Series A-1 12% convertible redeemable preferred stock. At any time after January 1, 2000, the Series A-1 preferred stock is redeemable, at the option of the holder, out of legally available funds, at an amount equal to 125 % of the purchase price plus accrued and unpaid dividends, if any, to and including the date fixed for redemption, whether or not earned or declared.

         The holders of Series A-1 12% convertible redeemable preferred stock are entitled to ten votes for each share of Series A-1 preferred stock on all matters submitted to our stockholders. With respect to matters affecting only the Series A-1 12% convertible redeemable preferred stock, each share shall be entitled to one vote. The Series A-1 12% convertible redeemable preferred stock is superior in right of payment in the event of liquidation and with respect to dividends to the common stock and any other stock ranking junior to the Series A-1 12% convertible redeemable preferred stock. The liquidation value of the Series A-1 12% convertible redeemable preferred stock is $1.53 per share plus any accrued and unpaid dividends.

         WARRANTS AND OPTIONS

         As of March 15, 2000, there were warrants and options outstanding to purchase an aggregate of 8,575,061 shares of our common stock at exercise prices ranging from $1.72 to $ 15.00. The phoneXchange warrants and the September 2004 warrants provide for anti-dilution adjustments if we issue common stock at less than fair value, issue common stock as a dividend or other distribution, or effect a forward stock split. The May Davis warrants, the $12.50 warrants and the $15.00 warrants provide for anti-dilution adjustments if we issue stock as a dividend or other distribution, issue stock purchasable from dividends paid in cash, issue stock by a forward stock split, reverse stock split or reclassification, or make a distribution of indebtedness or assets. In each case the exercise price is adjusted so that the warrant holder will continue to pay the same amount for the percentage of our outstanding common stock originally contemplated by the warrant agreement.

         Our 2000 Omnibus Stock Incentive Plan was adopted by the Board of Directors on April 17, 2000 and recommended for approval by our shareholders. The plan authorizes up 3,000,000 shares of common stock for issuance. Such shares have been reserved. As of April 30, 2000, no grants were made under the plan.

         The warrants and options expire on various dates between November 22, 2001 and November 22, 2004. The holders of warrants are entitled to registration rights on the underlying 7,575,061 shares of common stock. See "Selling Security Holders."

         4% CONVERTIBLE DEBENTURES

         As of March 15, 2000, there was an aggregate of $5.0 million principal amount of our 4% Convertible Debentures outstanding. These debentures bear interest at the rate of 4% per year, payable in cash or common stock, at our option, on conversion. The debentures automatically convert into common stock on December 2, 2004 at the conversion price in effect on December 2, 2004. The holders of the debentures have the right, at any time after April 1, 2000, to convert all or any portion of the debentures into common stock at the lesser of:

         o 80% of the averaged three lowest closing bid prices, as reported by Bloomberg, LP, for the common stock for the 20 trading days immediately preceding the conversion date, or

         o        $10.00.

         We are required to pay liquidated damages of up to $100,000 per month to the holders of the debentures if we fail to timely deliver common stock on proper conversion, or if we fail to register the shares of common stock underlying the debentures before March 2, 2000. We have the right to redeem the debentures at any time for 120% of their principal amount, plus accrued interest up to the date of redemption. If we breach any provision of the debentures, the holders have the right to declare all amounts owing under the debentures immediately due and payable.

                             DESCRIPTION OF BUSINESS

         BACKGROUND

         We originally incorporated under the name Theatre, Inc. on January 16, 1997. On April 16, 1998, Theatre, Inc. merged with Phonetime Resources, Inc. to effect a domicile change and Theatre, Inc. was the surviving corporation. Upon completion of the merger, Phonetime Resources, Inc ceased to exist and Theatre, Inc. operated under the name Global Access Pagers, Inc. On May 8, 1998, Theatre, Inc. merged with Global Access Pagers, Inc., a Nevada corporation. Theatre, Inc. was the surviving corporation and changed its name to Global Access Pagers, Inc. On January 27, 1999, the merger with Global Access Pagers was rescinded and 3,475,000 issued shares of common stock of the surviving entity were returned and canceled. The rescission had no effect on us or our investors and we retained the name Global Access Pagers, Inc. On February 10, 1999 Global Access Pagers, Inc. changed its name to Integrated Communication Networks, Inc.

All of our operations are conducted through our majority owned subsidiary, phoneXchange, Inc. Presently, we own approximately 65.6% of the outstanding capital stock of phoneXchange and as of December 31, 1999, we hold approximately $5,396,805 of debt which is convertible into common stock of phoneXchange. If we converted the debt we will own approximately 94.6% of the outstanding capital stock of phoneXchange as of February 29, 2000.

         OUR COMPANY

         We provide domestic and international long distance and related telecommunications services for both voice and data to numerous foreign markets. We have very limited operations and revenues, significant losses, substantial future capital requirements, and an expectation of continued significant losses. Our customers include facilities-based carriers and resellers of long distance service as well as brokers, agents and resellers of prepaid long distance services including prepaid phone cards. Our network includes switching equipment that we own, which connects to existing international transmission lines that we lease. The final segment of each long distance call is completed by other long distance providers according to agreements for termination relationships that we have entered into with them. We believe that the structure of our network may provide us with competitive advantages because our use of existing transport lines and termination relationships with other long distance providers allows us to limit the costs associated with creating an entirely new network. At the same time, our use of switching, compression and conversion equipment that we own is designed to allow us to guarantee reliability and high-quality service. Long distance services are provided through our majority owned subsidiary, phoneXchange, Inc.

         In addition to the long distance services provided by phoneXchange, we expect to be able to offer call center services through our other wholly owned subsidiary, Internet Call Centers, Inc. We are developing Internet Call Centers to provide customer support and customer management services to other companies. We believe that through Internet Call Centers it may be able to offer these services for less than it would cost many companies to develop and train support staffs of their own because we can benefit from economies of scale by sharing labor and equipment costs across a larger base users. In addition, we could offer overflow services to companies with existing customer support departments who would like to improve their response time. We already have the facilities required for the launch of this business and our joint venture partner has trained a staff of employees to provide the call center services. We intend to form a joint venture by issuing approximately 40% of internet Call Centers, Inc.'s common stock to Global Industry Development & Trade LTD, a British Virgin Islands company. We arecurrently negotiating the necessary operating agreements and we currently anticipate that Internet Call Centers will commence operations in the third quarter of 2000.

LONG DISTANCE SERVICES - PHONEXCHANGE, INC.

         THE MARKET

         GENERAL. International telecommunications has become an increasingly important segment of the telecommunications market. We believe that this growth will continue as a result of the following industry trends:

         o Deregulation and privatization of international telecommunications markets

         o        Stable or declining international telephone rates

         o Globalization of major carriers through market expansion and mergers, and transition to a multilateral trading system through joint ventures and strategic alliances

         o        Diversification of services through technological innovation

         o        Increased international trade and travel

         Legislation and international agreements that have been adopted since the beginning of 1996 are expected to lead to the liberalization of the majority of the world's telecommunication markets and we hope to capitalize on current market opportunities created by these initiatives. These initiatives include:

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

         o The U.S. Telecommunications Act signed February 1996, which established parameters for the implementation of full competition in the U.S. national long distance market.

         o The European Union Full Competitive Directive, adopted in March 1996, which abolished exclusive rights for the provision of voice telephony services throughout the European Union and public telecommunications operators of any member country by January 1, 1998.

         o The World Trade Organization Agreement, signed February 1997, which created a framework under which over 69 countries committed to liberalize their telecommunications laws in order to permit increased competition and, in most cases, foreign ownership in their telecommunications markets, beginning February 5, 1998.

         TARGET MARKETS. phoneXchange has initially targeted the following markets based on information contained in the August 1998 Federal Communications Report "Trends in the U.S. International Telecommunications Industry," the perceived ease of entry into these markets and potential consumer demand.

         o Mexico: This represented 12.5% of the international long distance market in 1996 or 198 million minutes of use per month with an annual growth rate of 17.6% since 1991. The 1998 forecast of the Mexican market contained in the Communications Report is 400 million minutes of use per month or 19% of the international market.

         o South America: This represented 8.3% of the international long distance market in 1996 or 132 million minutes of use per month with an annual growth rate of 22% since 1991. The 1998 forecast of the South American market contained in the Communications Report is 190 million minutes of use per month or 9% of the international market.

         o        Asia, including Hong Kong, the Republic of Korea and the
                  Philippines: This represented 19.6% of the international long distance market in 1996 or 313 million minutes of use per month with an annual growth rate of 24.5% since 1991. The 1998 forecast of the Asia market contained in the Communications Report is 467 million minutes of use per month or 22.1% of the international market.

         o Hong Kong: This represented 2.8% of the international long distance market in 1996 or 45 million minutes of use per month with an annual growth rate of 41.4% since 1991. The 1998 forecast of the Hong Kong market contained in the Communications Report is 82 million minutes of use per month or 3.9% of the international market.

         o Republic of Korea: This represented 2% of the international long distance market in 1996 or 32 million minutes of use per month with an annual growth rate of 15.7% since 1991. The 1998 forecast of the Republic of Korea market contained in the Communications Report is 42 million minutes of use per month or 2.2% of the international market.

         o Philippines: This represented 1.8% of the international long distance market in 1996 or 29 million minutes of use per month with an annual growth rate of 13.8% since 1991. The 1998 forecast of the Philippines market contained in the Communications Report is 42 million minutes of use per month or 2% of the international market.

         PHONEXCHANGE NETWORK DESCRIPTION

         GENERAL. phoneXchange has established a network that relies on a combination of leased transport lines and owned switching equipment. We believe that this approach has provided us with significant cost and time-savings, allowing us to offer services in a relatively short period after we began operations. By owning their switches, phoneXchange can configure their network to provide high quality, high reliability and cost-effective solutions to their customers' needs. By leasing transport lines, phoneXchange has been able to reduce initial costs. As traffic over the network increases, phoneXchange can add switches or transport lines as needed. In the meantime, we regularly assess alternate transport line providers for better cost savings.

         The backbone of phoneXchange's network includes both a primary and secondary system, and as a result is fully redundant and fault tolerant so that if one route fails, alternate routes are available to transport its traffic through its switching facilities and points of presence in Los Angeles, New York, Dallas and Mexico City. phoneXchange has built a flexible and scalable switch-based network using Asynchronous Transfer Mode Internet Protocol or ATM/IP, which is a switch-based transmission standard used for mission critical and time sensitive data, such as voice and video. phoneXchange's network uses products and technologies that support a variety of standard network user interfaces and will allow for expansion to meet future growth needs.

         phoneXchange's network operations center uses technology and network management solutions that allow it to control remote switching and transport facilities. The ability to operate remotely allows technicians to manage the entire network as a single entity. The network operations center is staffed twenty-four hours per day, seven days per week.

         SWITCHING SOLUTION. phoneXchange currently uses the NACT Specialty Telecommunications Exchange (STX) switches to route calls through our network. The NACT STX is a Class 4 tandem circuit switch that supports our prepaid and wholesale calls. A circuit switch uses a physical connection for the full duration of the call.

         phoneXchange is currently installing Excel's EXS-ExchangePlus circuit switches. The EXS ExchangePlus is a tandem international gateway switch that provides a unique flexible scaleable open architecture. The EXS ExchangePlus switch will allow phoneXchange to offer additional services and to expand its network as revenues increase.

         The Excel EXS ExchangePlus switch is the stepping stone to Lucent's Softswitch technology. Lucent's Softswitch supports both circuit switching and the next generation technology called packet switching. Packet switching bundles information, such as voice, data and video into small packets of information. Each packet is given a unique identification and carries its own destination address. Each packet may go by a different route and may also arrive in a different order than they were shipped. The data is the reassembled in proper sequence base on the identification and sequencing information on each packet. The Lucent Softswitch is a programmable, distributed, switching-and-control platform to set up point-to-point communication across multiple networks. The ability of the Lucent Softswitch to operate across different networks supports a wide range of signaling protocols. With the Lucent Softswitch, phoneXchange can provide a range of IP-based communications services that are indistinguishable in quality and variety from services on traditional circuit networks.

        COMPRESSION SYSTEM. phoneXchange has chosen the Lucent PSAX 1250 and 2300 Series Access Concentrator to convert circuit based traffic to packet-based traffic and to compress the packets at their origination point and decompress them at their destination. This compression technology allows us to transport more telephone traffic over the same leased transport lines than otherwise. This platform offers multi-voice compression equipment that consolidates voice, data, video and fax and allows for bandwidth optimization. By compressing data, the Lucent PSAX 1250 and 2300 Series Access Concentrator provides dynamic routing capabilities, international and multi-vendor-signaling compatibility, sophisticated voice adaptation techniques and cost savings while delivering carrier grade quality of service. The Lucent PSAX 1250 and 2300 Series Access Concentrator provides combined packet compression and international gateway communication functionality in a single integrated compression platform for North America. The system also supports all key national and international interfaces and is equipped with Lucent Aqueview and NavisAccess network management systems for use with the next generation of enhanced services.

         CONVERSION SYSTEM. The phoneXchange network uses the Cronus TSC 100 Trunk Signaling Converter to allow connections between incompatible switches or network components. This converter provides full support for both protocol and rate conversion, as well as crossover connection capability. It provides increased flexibility by allowing for user configurable framing and signaling parameters and diagnostic software. It has support for the multi-signaling protocols used in over 60 countries, in addition to the ability to develop custom protocols ensuring compatibility with the network's evolving requirements.

         FACILITIES AND POINTS OF PRESENCE. The deployment of phoneXchange's network began in Los Angeles to serve the largest carrier and customer demand. Los Angeles is currently on-line in the form of three NACT tandem switches, currently used primarily as the switching solution for the pre-paid platform, combined with the Lucent PSAX 1250 Access Concentrators. The Dallas network is also on-line via the Lucent PSAX 1250 Access Concentrators. The Mexico City network is currently on-line using the Lucent PSAX 1250 Access Concentrators and the Cronus TSC 100 Trunk Signaling Converter. We are currently in the process of expanding this network's capacity and termination relationships to accommodate customer demand. The New York network is currently on-line using the Lucent PSAX

1250 Access Concentrator and the Miami network is expected to go on-line using the Lucent PSAX 1250 Access Concentrator by June 2000. We hope to implement points of presence in the Philippines by June, 2000 and in Germany by September, 2000. To further improve service and increase capacity, we intend to upgrade all of our switching facilities to Lucent's Soft Switch Signaling Source 7 (SS7) for higher carrier grade access and greater efficiency. There can be no assurance, however, that we will be able to successfully bring the Miami network on-line or implement points of presence in Germany or the Philippines. Failure to successfully launch any or all of these networks or points of presence could have a material adverse effect on the business, operating results and financial condition.

         SERVICES/COMPETITIVE ADVANTAGES

         SERVICES. phoneXchange sells domestic and international long distance service on a wholesale basis to other carriers and resellers who seek high quality service at competitive rates. phoneXchange provides domestic and international long distance service to numerous foreign markets. In addition to the wholesale carrier services, phoneXchange provides service to sellers of prepaid domestic and international long distance services including prepaid phone cards. These sellers include:

         o Brokers who negotiate customer agreements for a percentage commission.

         o Agents who purchase prepaid calling cards directly from phoneXchange for a percentage discount from the face value of the calling card. If the rates for long distance services increase, phoneXchange does not receive any additional money.

         o Resellers who purchase prepaid calling card pins and actual minutes from phoneXchange which they then resell. If the rates for long distance services increase, the reseller has to pay the higher price.

         CUSTOMER SUPPORT. phoneXchange provides multilingual customer support available twenty-four hours a day, seven days a week. phoneXchange uses a state-of-the-art internal software system that provides real-time access to on-screen call records, complete with historical detail, to track, resolve, protect and support the individual needs of its customers. Some areas of high customer demand include account histories, prepaid calling card balances, wholesale and retail rate structuring, activity tracking, resolution of technical problems and billing.

         BILLING SERVICES. phoneXchange offers billing services that include timely and accurate invoices, traffic management reports and weekly call detail records. The management reports and call detail records include information that customers can use to analyze their markets and profitability by destination and origination. phoneXchange currently offers a variety of ways for delivery of management reports, invoices and call records, as well as assistance in interpreting the data provided.

         REPORTING SYSTEMS. The management team of phoneXchange uses a real-time reporting system to determine traffic patterns and switch capacities in order to terminate traffic cost-effectively. Monitoring customer usage and vendor trunk reports allows phoneXchange to manage gross margins and pricing. The reporting software compiles call, price and cost data into a variety of reports, which both customers and phoneXchange's management team can use in these operations. All call data, and resulting billing data, are backed up daily and stored redundantly. The following reports can be generated as needed:

         o Customer usage: detailing usage by destination, in order to track sales and respond to any rating or routing variances for a particular customer or destination.

         o Country usage: detailing number of minutes, average cost and call lengths.

         o Vendor rate tables: Audited for contractual accuracy and allows management to determine and establish least cost routing.

         o Vendor usage: Facilitates the auditing and verification of vendor invoices.

In addition, all call data can be transported into third party software for further analysis.

         MARKETING. We market our services through a direct sales force and account management team who leverage the long-term industry relationships of our senior management. phoneXchange reaches its customers primarily through relationships gained through years of experience in the telecommunications industry, domestic and international trade shows and industry trade associations. We target second and third-tier providers of international long distance service who are unable to develop their own network and who desire to diversify the vendors from which they obtain service for redundancy and quality purposes.

         phoneXchange believes it will be able to offer competitive prices by aggregating the minutes of use from its various termination agreements and through the use of leased international transport lines and compression technology, while maintaining margins as the volume of traffic on its network increases. The savings are expected to be offset by downward pressure on wholesale prices to customers due to increased competition.

         SALES. Customers enter into carrier agreements with phoneXchange whereby they commit to a minimum amount of minutes of use per month, generally from 1.0 million to 10.0 million minutes, or a minimum dollar requirement per month. These contracts customarily have a term of one year subject to termination on notice by either party. Upon execution of the carrier agreement and prior to service, phoneXchange generally requires either a cash deposit or letter of credit.

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

CALL CENTERS SERVICES - INTERNET CALL CENTERS, INC.

         THE MARKET

         Call center services facilitate direct communication between companies and their current and prospective customers. There are several forces that drive corporations to outsource call center activities. Many corporations that rely heavily on communicating with customers may be overwhelmed with the demands on their internal systems. In addition, outsourcing eliminates a company's exposure to rapidly changing computer telephony technology and often permits enhanced customer service. Internet Call Centers will target small and medium sized corporations that may not have the resources to implement call centers.

         THE INTERNET CALL CENTERS NETWORK DESCRIPTION

         GENERAL. Internet Call Centers is a development stage company that anticipates offering a variety of call center services beginning in the third quarter of 2000. The call center is evolving into a customer interaction center where, in addition to calling, customers can send e-mail, conduct videoconferences or shop on-line. Until recently, all telephony equipment for call centers and business phone systems came in proprietary bundles of hardware and software. To add a feature or function, customers had to wait for the vendor to develop the feature or add an interface to another company's equipment. Providing access to databases outside the call center was also complicated. Internet Call Centers will use the network of its sister company, phoneXchange, to transport voice and data traffic to its call centers. This network meets the requirements of the Generally Accepted System Security Principles and will incorporate the most recent technological advances in this business segment.

         PLATFORM. Internet Call Centers intends to build its call centers around each customer's sales and service needs. Internet Call Centers has determined that the system that best meets its needs is Lucent's CentreVu(R) Compact Call Center Software Suite and Internet Call Centers intends to negotiate a purchase contract for this software. Internet Call Centers intends to seek financing for this purchase from either Lucent or our joint venture partner. There is no assurance, however, that financing will be available on acceptable terms, if at all. Building on the performance and flexibility of Lucent's software, Internet Call Centers can select from a powerful assortment of features and capabilities, specifically designed to enhance call center operations. These features allow agents to handle both inbound and outbound calls and include "expected wait time" and sophisticated routing algorithms designed to help customers reach the appropriate destination and agent best qualified to handle their call. Lucent's technology combines Internet commerce and customer service, allowing Internet Call Centers to save network costs and agent time by off loading basic information requests to the Internet, while allowing customers easy access to "live" agents when required. CentreVu(R) allows customers to navigate ICCI's call center using a variety of interactive menus and multimedia response capabilities and offers bulletin boards, announcements and a variety of customer-directed routing options to deliver quicker and more effective service.

         To get the caller to the best agent at the least cost, Lucent's software considers a range of variables such as the media the caller is using, the skill set of the next available agents in all locations, caller location and likely wait time, and the time and cost of routing the call and then selects the best call center. We believe that our network will allow Internet Call enters to provide customer service and floor supervisor staff from an overseas multilingual speaking location at a fraction of the cost using U.S. based operations to provide these services and staff. We intend, however, to keep all critical systems, sales, client service support, help desks, monitoring, billing, computer information systems and business infrastructure in our domestic headquarters.

         SERVICES/COMPETITIVE ADVANTAGES

         Internet Call Centers has not yet commenced operations. Internet Call Centers expects to provide international multi-lingual call center services starting in the third quarter of 2000 through its locations twenty-four hours a day, seven days a week. The services to be offered include:

             Inbound                                 Outbound
             -------                                 --------
    Customer Service Help Desk             Marketing Research and Surveys
    Catalog Orders                         Telemarketing/Telesales
    Product Technical Information          Direct Sales of Products and Services
    New Product Information                New Product Introduction
    Consumer/Advertising Response          Credit Card Applications
    Order Processing                       Full Account Management
    Direct Mail Support                    Lead Generation
    Event Registration                     Trade Show Follow-up
    Promotional Product Handling           Fundraising
                                           Third Party Verification

         Internet Call Centers intends to offer both dedicated and overflow services. Dedicated service will be available to customers who want to use Internet Call Center's call center as its primary service. Overflow service will be available to customers who want to use Internet Call Center's services to fill their overflow capacity. We view the following industries as attractive marketing targets: Internet, catalog, computer and data processing, entertainment, financial services, health care providers, pharmaceuticals, transportation, subscription and publishing.

         By offering both inbound and outbound services, Internet Call Centers believes it can offer customers the opportunity to increase revenues through effective selling, cross-selling and up-selling on a global scale. We have selected hardware and software applications for our network that we believe will enhance the productivity of Internet Call Center's customer service representatives. We expect that Internet Call Centers will be able to rapidly respond to market conditions and coverage as well as provide clients with enhanced market testing capabilities and account management.

GOVERNMENT REGULATION

         As a provider of domestic and international long distance telecommunications services, we are subject to varying degrees of regulation in each of the jurisdictions in which we operate. As a non-dominant carrier lacking substantial power to influence market prices in the U.S., we are generally subject to less regulation than a dominant carrier. In the U.S., our services are subject to the provisions of the Communications Act, as amended by the Telecommunications Act of 1996 and the resulting regulations of the Federal Communications Commission, as well as the applicable laws and regulations of the various states administered by the relevant state authorities. The recent trend in the U.S., for both federal and state regulation of telecommunications service providers, has been in the direction of reducing regulation. Nonetheless, the FCC and relevant state authorities continue to regulate ownership of transmission facilities, provision of services and the terms and conditions under which our services are provided. Non-dominant carriers, like us, are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions for the services they provide. We are also subject to the FCC policies and rules discussed below.

FEDERAL REGULATION

         FCC International Settlements Policy. The FCC International Settlements Policy governs the permissible arrangements between U.S. carriers and foreign carriers to exchange traffic and settle the cost of terminating traffic over each other's networks. This policy requires that U.S. carriers receive an equal share of the accounting rate and receive inbound traffic in proportion to the volume of U.S. outbound traffic, which they generate. The policy is primarily intended to deter dominant foreign carriers from discriminating against competing U.S. carriers by, for example, favoring the foreign carrier's U.S.affiliate. We may provide services over international private lines without complying with the policy, but only between the United States and countries specifically approved by the FCC for this activity. See "- FCC International Private Line Resale Policy" below. Changes in these policies may require us to change or eliminate some of our services, or change the countries in which we provide services.

         FCC International Private Line Resale Policy. The FCC's international private line resale policy permits a carrier to connect international private lines to the public switched telephone network at one or both ends to provide switched services. This service is commonly known as international simple resale. A carrier generally may only offer international simple resale to foreign countries that meet FCC guidelines. On grant of an international simple resale application to a given country, the FCC's rules permit us to provide international simple resale service to that country. If the FCC were to determine by its own actions or in response to the filing by a third party, that we are in violation of its international private line resale policy, the FCC could order us to terminate any non-conforming arrangements. In addition, we could be subject to monetary forfeiture and to other penalties including revocation of our FCC authorizations. Any such FCC action could have a material adverse effect upon our business, operating results and financial conditions.

         FCC Policies on Transit and Refile. We use both transit and refile arrangements to terminate our international traffic. Transit arrangements occur when traffic originating from one country and terminating in another is routed through a third country with the consent of all three countries. The FCC routinely approves transit arrangements by U.S. international carriers. Refile arrangements occur when the destination country does not consent to receiving traffic from the originating country and does not realize that it is receiving traffic from the originating country. The FCC's rules currently permit carriers in many cases to use International Simple Resale (ISR) facilities to route traffic via a third country for refile through the public switched telephone network. However, the extent to which carriers may enter into refile arrangements consistent with the FCC's International Settlements Policy is currently under review by the FCC. We currently terminate traffic only with carriers authorized by this or the ISR policy. It is possible that the FCC could find that certain of our arrangements with foreign operators were or are inconsistent with the ISR policy. If the FCC were to determine by its own actions or in response to the filing by a third party, that we are in violation of the ISR policy, the FCC could order us to terminate any non-conforming arrangements. In addition, we could be subject to monetary forfeiture and to other penalties including revocation of our FCC authorizations. Any such FCC action could have a material adverse effect upon our business, operating results and financial conditions.

         FCC Policies on Use of Pay Phones. A portion of our customers use pay phones to access services. The Communications Act requires long distance carriers like us to compensate pay phone owners when a pay phone is used to originate a telephone call through a toll-free number. Recent regulations adopted under the Communications Act mandate compensation in the amount of $0.284 per call, although the basis for this compensation is currently being reconsidered by the FCC pursuant to a court order. We pass these costs on to our customers who use pay phones. However, there can be no assurance that we will be able to successfully pass these costs on to our customers or that these charges will not have a material adverse effect on our business, operating results and financial condition.

         Recent and Potential FCC Actions. Regulatory action that may be taken in the future by the FCC may intensify the competition we face, impose additional operating costs, disrupt some of our transmission arrangements or otherwise require us to modify our operations. The FCC is encouraging new market entrants by implementing the World Trade Organization Basic Telecommunications Agreement and through other actions. The FCC may approve pending mergers, which could produce more effective competitors in our markets. The FCC may increase regulatory fees charged to us and our competitors by eliminating the exemption for carrier revenues obtained from other carriers from certain fees or through other actions, which could raise our costs of service without assurance that we could pass such fee increases through to our customers. Such increase or other action could have a material adverse effect on our business, operating results and financial condition.

STATE REGULATION

         Our intrastate long distance telecommunications operations are subject to various state laws and regulations, including prior certification, notification, registration and/or tariff requirements. The vast majority of states require that companies apply for certification to provide intrastate telecommunications services. In most jurisdictions, companies also must file and obtain prior regulatory approval of tariffs for intrastate services. Certificates of authority can generally be conditioned, modified or revoked by state regulatory authorities for failure to comply with state laws and regulations. Fines and other penalties may also be imposed for violations of state laws and regulations. As of the date of this report, we believe we are in material compliance with all applicable state laws and regulations.

FOREIGN REGULATION

         Foreign countries, either independently or jointly as members of the International Telecommunication Union, or other supra-national organizations such as the European Union or the World Trade Organization, may have adopted or may adopt laws or regulatory requirements regarding our services. Compliance with these regulations may be difficult or expensive, and could force us to choose less cost-effective routing alternatives, which could have a material adverse effect on our business, operating results and financial condition. We currently plan to provide a limited range of services in Mexico and the Philippines, as permitted by regulatory conditions in those markets, and to expand our operations as these markets liberalize regulations to permit competition in the full range of telecommunications services. There can be no assurance that the regulatory regime in these countries will provide us with practical opportunities to compete in the near future, or at all, or that we will be able to take advantage of any liberalization of regulations in a timely manner or at all.

REGULATION OF CUSTOMERS

         Our customers are also subject to domestic or foreign regulations that may affect their ability to deliver traffic to us. Future regulatory actions could materially adversely affect the volume of traffic received from a major customer, which could have a material adverse effect on our business, operating results and financial condition.

TAXATION OF SALE AND USE OF PREPAID CARDS

         We have been required to and have collected a three percent (3%) federal excise tax on sales of Prepaid Cards to our distributors. The taxation of the sale and use of Prepaid Cards is evolving and is not specifically addressed by the laws of many of the states in which we do business. In states that do impose taxes on Prepaid Cards, the most common method of calculation and payment is predicated on usage of the Prepaid Card and the revenues generated from the underlying long distance service that is provided. Other states impose taxes on the face value of the Prepaid Card when sold to consumers, with collection and remittance made by the retailer at the point of sale. In the states where we do the majority of our business, taxes on Prepaid Cards are based on their usage. We believe that we have adequate reserves to pay any state taxes we may ultimately be required to pay.

EMPLOYEES

         As of March 15, 2000, we employed 28 employees on a full time basis. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. None of the employees are currently represented by a collective bargaining agreement. We believe that our relations with our employees are good.

DESCRIPTION OF PROPERTY

       We lease our principle office at 27061 Aliso Creek Road, Suite 100, Aliso Viejo, California 92656. The lease agreement is for a five (5) year term, which expires April 1, 2005, and covers approximately 17,097 square feet. The current monthly lease rate is approximately $23,772, which increases annually at the rate of 4%.

         We also lease a switching facility in Los Angeles. The lease agreement is for a five (5) year term, which expires May 31, 2002, and covers approximately 1,350 square feet. The current monthly lease rate is approximately $2,705, which increases annually at the rate of 4%

LEGAL PROCEEDINGS

         On August 30, 1999, J&W Ventures, Inc. filed a claim against us in the Superior Court of Los Angeles County, alleging that we were in breach of a contract to purchase telecommunications equipment. The plaintiff is seeking $4,685,000 in damages. We have filed a cross-complaint seeking rescission and damages, asserting that J&W Ventures, Inc. breached certain representations and warranties. We intend to vigorously contest the litigation and to pursue our own remedies fully. While no assurance can be given regarding the outcome of this matter, we believe that we have strong and meritorious defenses to the claims asserted. However, a determination that we breached our contract with J&W Ventures, Inc. could have a material adverse effect on our business, operating results and financial condition.

         Pursuant to the J&W Ventures Asset Purchase Agreement, we paid $300,000 in cash, issued 441,600 shares of common stock and were obligated to designate and issue 850,000 shares of a new series of preferred stock, $2.50 par value. Pending the outcome of the litigation between the parties, we have placed a stop transfer order on the common stock issued, and have not designated or issued any preferred stock to the J&W Ventures sellers. We have not made any reserve on our balance sheet in connection with this litigation.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

GENERAL

         Our common stock is traded on the National Quotation Bureau's Pink Sheets under the symbol "ICNW." We have applied to list our common stock on the NASDAQ Small Cap Market under the symbol "ICNW." On March 15, 2000, the closing sale price of our common stock on the National Quotation Bureau's Sheets was $6.50.

MARKET PRICE

         The following table sets forth the range of high and low closing bid prices per share of our common stock as reported by National Quotation Bureau, L.L.C. under the symbol "ICNW" for the periods indicated.

Fiscal Year 1998                High Bid                      Low Bid
----------------               ------------                 ------------

First Quarter                  $    125.00                  $     25.00
Second Quarter                 $     37.50                  $      5.00
Third Quarter                  $      6.50                  $      4.75
Fourth Quarter                 $      6.75                  $      3.75


Fiscal Year 1999                High Bid                      Low Bid
----------------               ------------                 ------------

First Quarter                  $      7.75                  $     4.875
Second Quarter                 $      6.75                  $      4.00
Third Quarter                  $   10.4375                  $     5.375
Fourth Quarter                 $     11.00                  $      9.00

         The above prices have been adjusted to reflect a 1 for 40 reverse stock split effective April 21, 1998 and a 1 for 10 reverse stock split effective June 11, 1998. Further, the above prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

HOLDERS

         As of March 15, 2000, there were 5,867,780 shares of common stock issued and outstanding, which were held by approximately 759 holders of record, and 3,167,974 shares of Series A-1 12% convertible redeemable preferred stock issued and outstanding, which were held by 6 holders of record. No shares of Series A preferred stock were issued and outstanding.

DIVIDEND POLICY

         We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, to expanding our operations and related activities.

         The payment of cash dividends in the future will be at the discretion of the board of directors and will depend on various factors including earning levels, capital requirements, our financial condition and other factors deemed relevant by the board of directors. In addition, our ability to pay dividends is limited pursuant to the Series A-1 12% convertible redeemable preferred stock, the Series A preferred stock, and may become limited under future series of preferred stock or loan agreements which may restrict or prohibit the payment of cash dividends.

                             SELECTED FINANCIAL DATA

         The following selected consolidated financial data should be read together with "Summary Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and other financial data presented elsewhere in this prospectus. The consolidated statements of operations data for the year ended December 31, 1999, and the consolidated balance sheet data at December 31, 1999 as well as the statement of operations data for the period from inception (January 16, 1997) through December 31, 1997 and the year ended December 31, 1998 and the balance sheet data at December 31, 1998 were derived from our audited consolidated financial statements.

                             SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                            (IN DOLLARS)


                                                   The Predecessor                            The Company
                                           -------------------------------  ------------------------------------------------------
                                                                            From inception (January
                                                                               16, 1997) through
                                            From inception                       December 31,           Year ended December 31,
                                           (April 7, 1998)    Two month     ----------------------- ------------------------------
                                              through        period ended                                            Consolidated
                                            December 31,     February 28,   ----------------------- ------------- ----------------
                                               1998             1999                 1997                1998              1999
                                           --------------  --------------   ----------------------- -------------- ---------------
STATEMENT OF OPERATIONS DATA

Renenues                                   $    183,000    $     114,849    $                    -  $           -  $    2,133,289
Operating expenses:
 Data communications and telecommunications     262,093          169,905                         -              -       4,331,589
 Selling, general and administative expense     940,019          179,262                   300,100          6,999       6,481,611
 Depreciation and amortization                   59,996           28,695                         -              -         792,325
 Write down of impared assets                         -                -                 7,800,000              -       2,554,819
                                           -------------   --------------   ----------------------- -------------- ---------------
      Total operating expenses                1,262,108          377,862                 8,100,100          6,999      14,160,344
                                           -------------   --------------   ----------------------- -------------- ---------------
Loss from operations                         (1,079,108)        (263,013)               (8,100,100)        (6,999)    (12,027,055)
                                           -------------   --------------   ----------------------- -------------- ---------------
Other income
 Other income                                   (48,113)         (20,538)                        -              -       1,137,599
                                           -------------   --------------   ----------------------- -------------- ---------------
      Total other income                        (48,113)         (20,538)                        -              -       1,137,599
                                           -------------   --------------   ----------------------- -------------- ---------------
Loss before income taxes                     (1,127,221)        (283,551)               (8,100,100)        (6,999)    (10,889,456)
                                           -------------   --------------   ----------------------- -------------- ---------------
Income taxes                                          -                -                         -              -               -
                                           -------------   --------------   ----------------------- -------------- ---------------
Net loss                                   $ (1,127,221)   $    (283,551)   $           (8,100,100) $      (6,999)  $ (10,889,456)
                                           -------------   --------------   ----------------------- -------------- ---------------
Basic and diluted loss per share                                            $              (173.28) $       (0.00)        $ (3.29)
                                                                            ----------------------- -------------- ---------------
Basic and diluted Weighted average common
shares outstanding                                                                          46,747      5,262,206       3,307,829
                                                                            ======================= ============== ===============


OTHER FINANCIAL DATA:
Net cash used in operating activities      $   (628,038)   $     (92,137)   $              (100.00) $           -  $   (6,574,030)
Net cash used in investing activities      $   (103,205)   $      (1,645)   $                    -  $           -  $   (1,155,447)
Net cash provided by financing activitiies $    790,413    $      53,045    $               100.00  $           -  $   10,281,590


                                                                                                            December 31,
                                                                                                    ------------------------------
                                                                                                                     Consolidated
                                                                                                    -------------- ---------------
                                                                                                        1998              1999
                                                                                                    -------------- ---------------
BALANCE SHEET DATA:
Working capital (deficit)                                                                           $      (6,999) $    1,296,313
Total assets                                                                                                    -      15,456,016
Total long-term liabilities, net of current portion                                                             -       5,244,649
Accumulated Deficit                                                                                    (8,107,099)    (18,996,555)
Stockholders' equity (deficit)                                                                      $      (6,999) $    3,702,029

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We are an emerging multinational carrier focused primarily on the international long distance market. We seek to offer highly reliable, low-cost switched voice services on a wholesale basis, primarily to U.S.-based long distance carriers. We provide international long distance service to various foreign countries through our flexible network comprised of various foreign termination relationships, international gateway switches, leased transport lines and resale arrangements with other long distance providers.

         The following discussion should be read in conjunction with our consolidated financial statements and the other financial data appearing elsewhere in this prospectus. Integrated Communication Networks, Inc., which was incorporated on January 16, 1997 began operations through the acquisition of its majority owned subsidiary phoneXchange, Inc. in February 1999. See "Certain Sales of Equity Securities" for information regarding our majority ownership of phoneXchange, Inc. We began offering long distance services on February 28, 1999 by reselling the services of other long distance carriers. We offer domestic and international wholesale long distance services, including switched, private line, special access and prepaid long distance services, to other telecommunications carriers and agents and brokers of prepaid phone cards. We operate long distance switching centers in Los Angeles, Dallas, Mexico City and New York. For the year ended December 31, 1998 and for the period from inception on January 16, 1997 to December 31, 1997, we had no revenues and no material operations. The following is management's discussion and analysis of financial condition and results of operations for the years ended December 1998 and 1999, respectively.

         REVENUES. Most of our revenues are generated by the sale of international long distance services on a wholesale basis to other, primarily domestic, long distance providers. We record revenues from the sale of long distance services at the time of customer usage. Our agreements with our wholesale customers are short-term in duration and the rates charged to customers are subject to change from time to time, generally with five days notice to the customer.

         OPERATING EXPENSES. Our primary operating expenses include data communications and telecommunications expenses and selling, general and administrative expenses. We have pursued a strategy of attracting customers and building calling volume and revenues by offering favorable rates compared to other long distance providers. We continue to lower our data communications and telecommunications expenses by (i) expanding our owned network facilities, (ii) continuing to use our sophisticated information systems to route calls over the most cost-effective routes and (iii) leveraging our traffic volumes and information systems to negotiate lower variable usage-based costs with domestic and foreign providers of transmission capacity.

         Data communications and telecommunications expenses include those costs associated with the transmission and termination of international long distance services. Currently, a majority of the transmission capacity we use is obtained on a variable, per minute basis. As a result, some of our current cost of services is variable. Our contracts with our vendors provide that rates may fluctuate, with rate change notice periods varying from five days to one year, with certain of our longer term arrangements requiring us to meet minimum usage commitments in order to avoid penalties. Such variability and the short-term nature of many of the contracts subject us to the possibility of unanticipated cost increases and the loss of cost-effective routing alternatives. Included in our data communications and telecommunications expenses are accruals for rate and minute disputes and unreconciled billing differences between us and our vendors. Each quarter management reviews the data communications and telecommunications expenses accrual and adjusts the balance for resolved items. Data communications and telecommunications expenses also includes fixed costs associated with the leasing of network facilities.

         Selling, general and administrative expenses consist primarily of personnel costs, depreciation and amortization, tradeshow and travel expenses and commissions and consulting fees. These expenses have been increasing over the past year, which is consistent with our recent growth, accelerated expansion into Latin America, and investment in systems and facilities. We expect this trend to continue, and to include, among other things, a significant increase in depreciation and amortization. Management believes that additional selling, general and administrative expenses will be necessary to support the expansion of our network facilities, our sales and marketing efforts and our expansion into other international markets.

         Prices in the international long distance market have declined in recent years and, as competition continues to increase, we believe that prices are likely to continue to decline. Additionally, we believe that the increasing trend of deregulation of international long distance telecommunications will result in greater competition, which could adversely affect our revenues per minute and gross margin. We believe, however, that the effect of such decreases in prices will be offset by increased calling volumes and decreased costs.

         FOREIGN EXCHANGE. Our cost of long distance services is sensitive to foreign currency fluctuations. We expect that an increasing portion of our revenues and expenses will be denominated in currencies other than U.S. dollars, and changes in exchange rates may have a significant effect on our results of operations.

         FACTORS AFFECTING FUTURE OPERATING RESULTS. Our quarterly operating results are difficult to forecast with any degree of accuracy because a number of factors subject these results to significant fluctuations. As a result, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

         Our revenues, costs and expenses have fluctuated significantly in the past and are likely to continue to fluctuate significantly in the future as a result of numerous factors. Our revenues in any given period can vary due to factors such as call volume fluctuations, particularly in regions with relatively high per-minute rates, the addition or loss of major customers, whether through competition, merger, consolidation or otherwise, the loss of economically beneficial routing options for the termination of traffic, financial difficulties of major customers, pricing pressure resulting from increased competition, and technical difficulties with or failures of portions of our network that impact our ability to provide service to or bill our customers. Our cost of services and operating expenses in any given period can vary due to factors such as fluctuations in rates charged by carriers to terminate our traffic, the timing of capital expenditures, and other costs associated with acquiring or obtaining other rights to switching and other transmission facilities, changes in our sales incentive plans and costs associated with changes in staffing levels of sales, marketing, technical support and administrative personnel. In addition, our operating results can vary due to factors such as changes in routing due to variations in the quality of vendor transmission capability, loss of favorable routing options, the amount of, and the accounting policy for, return traffic under operating agreements, actions by domestic or foreign regulatory entities, the level, timing and pace of our expansion in international markets and general domestic and international economic and political conditions. Further, a substantial portion of the transmission capacity we use is obtained on a variable, per minute and short term basis, subjecting us to the possibility of unanticipated price increases and service cancellations. Since we do not generally have long-term arrangements for the purchase or resale of long distance services, and since rates fluctuate significantly over short periods of time, our gross margins are subject to significant fluctuations over short periods of time. Our gross margins also may be negatively impacted in the longer term by competitive pricing pressures.

RESULTS OF OPERATIONS

Years Ended December 31, 1998 and 1999

         REVENUES. We generate the majority of our revenues from the sale of wholesale long distance voice services, largely to other telecommunications carriers seeking overflow capacity, and the sale of prepaid long distance voice services to agents and brokers of prepaid phone cards. Revenues for the year ended December 31, 1999 increased $2.1 million from $0 for the year ended December 31, 1998. This increase is due to the fact that we began operations in February 28, 1999. Revenues from prepaid long distance voice services represented approximately 99% and 0% of our total revenues for the year ended December 31, 1999 and 1998. During the past several years, market prices for telecommunications services have been declining, which is a trend that we believe will likely continue. This decline will have a negative effect on our revenues and gross margin, which may not be offset completely by savings from decreases in our cost of services.

         OPERATING EXPENSES: Our primary operating expense categories include data communications and telecommunications expenses and selling, general and administrative expenses. Data and telecommunications include the fixed costs of leased facilities, leased transport lines and the variable costs of origination, termination and access services provided through local exchange carriers and other long distance telecommunications companies. Selling, general and administrative expenses include all infrastructure costs, such as selling expenses, customer support, corporate administration, personnel network maintenance, depreciation and amortization and a write-off of certain assets. Selling expenses include commissions for our direct sales program. Selling expenses also include commissions paid to our dealers and agents, which are based on a fixed percentage of the customers' monthly billings.

         Data communication and telecommunication expenses ended December 31, 1999 increased $4.3 million from $0 for the year ended December
31, 1998. This increase is due to the fact that we began operations on February 28, 1999. In addition to incurring the costs associated with the origination, transmission and termination from other carriers, we have also incurred the costs associated with establishing our own transmission network and termination relationships primarily in the Latin America market. By establishing our own transmission network and termination relationships, which became operational in the fourth quarter of 1999, we will be able to carry a significant portion of our international long distance traffic over our own facilities, thereby reducing our costs of services by decreasing payments to other carriers for the use of their facilities. We are continuing to install switching and transmission equipment, which will allow us to increase the percentage of the long distance services we provide on our own network, thereby improving our margins.

         Selling, general and administrative expenses for the year ended December 31, 1999 increased $ 6.5 million from $ 6,999 for the year ended December 31, 1998. The increase in selling, general and administrative expenses is largely attributable to the significant investments in human resources and increased marketing and sales efforts associated with the continued expansion of our services. Since these investments often occur before we realize significant revenues from operations, they have the effect of increasing selling, general and administrative expenses as a percentage of revenues. These investments in infrastructure and support are intended to provide us with the ability to continue to expand into new markets, maximize customer retention and provide for growth. In addition, we have hired additional personnel to facilitate the deployment of our network.

         Depreciation and amortization is primarily related to switching equipment, facilities, computer equipment and software and is expected to increase as we incur substantial capital expenditures to continue the expansion of our network facilities. Depreciation and amortization also includes the amortization of goodwill related to our acquisition of phoneXchange, Inc. and certain telecommunications equipment. Depreciation and amortization expenses for the year ended December 31, 1999 increased $792,325 from $0 for the year ended December 31, 1998. The increase in depreciation and amortization during the 1999 year is largely attributable to the amortization of goodwill, which increased $421,589 for the year ended December 31, 1999 from $0 for the year ended December 31, 1998. In addition, depreciation has increased primarily due to capital expenditures related to the establishment and expansion of our network operations center and support infrastructure to accommodate increased traffic volume and expanded service offerings.

         IMPAIRMENT OF ASSETS: We wrote-down certain switching equipment previously acquired in the amount of $ 2.5 million for the year ended December 31, 1999 as the result of an impairment of value.

         INTEREST INCOME AND INTEREST EXPENSE: Interest expense is primarily comprised of interest paid on our long-term debt and various capital leases. Interest expense increased by $320,346 in 1999 from $0 in 1998. This increase was attributable to the new borrowings under certain long-term notes, the proceeds of which were primarily used for working capital. Interest income is primarily composed of income earned on cash and cash equivalents. Interest income increased by $13,986 in 1999 from $0 in 1998. This increase was primarily attributable to increased interest earnings on our cash.

         INCOME TAXES: We generated a net loss for the years ended December 31, 1997, 1998 and 1999. Based on our plans to expand through the construction and expansion of our network, customer base and product offerings, we expect this trend to continue. Given these circumstances and the level of taxable income expected to be generated from reversing temporary differences, we have established a valuation allowance for the deferred tax assets associated with these net operating losses.

         LIQUIDITY AND CAPITAL RESOURCES: Our principal capital and liquidity needs historically have related to the development of our network infrastructure, our sales and marketing activities and general capital needs. Our capital needs have been met, in large part, from the net proceeds from borrowings under long-term notes and the sale of our common stock and preferred stock. As we placed greater emphasis on expanding our network infrastructure, we have also sought to meet our capital needs through vendor leases and other equipment financings.

         Net cash provided by financing activities was $10.3 million for the year ended December 31, 1999, $0 for the year ended December 31, 1998 and $100 for the year ended December 31, 1997. The amount is primarily attributable to the net proceeds from the issuance of long term notes and the sale our common and preferred stock.

         Net cash used in operating activities was $6.6 million for the year ended December 31, 1999, $0 for the year ended December 31, 1998, and $100 for the year ended December 31, 1997. Cash used in operating activities for all periods resulted from net losses and increases in accounts receivable, deposits and prepaids, which were partially offset by the write-off of certain assets, compensation expense related to stock option grants, increases in accounts payable and accrued liabilities.

         Net cash used in investing activities was $1.2 million for the year ended December 31, 1999, $0 for the year ended December 31, 1998, and $0 for the year ended December 31, 1997. Cash used in investing activities was primarily related to purchases of equipment.

         In our 1999 financial statements, our auditors expressed doubt about our ability to continue as a going concern. This resulted from our history of significant losses. If we are not able to generate income or obtain adequate financing to fund continuing losses, we may not be able to continue as a going concern. To achieve the objectives outlined in our plan, we must obtain sufficient financing to obtain and complete our long distance network facilities and, ultimately, achieve a sufficient level of sales and profitability to support our contemplated operations.

         We believe that during 2000 depending on the rate of network deployment, we will require at least $11.1 million in additional funding, of which approximately $6 million is available under the Lucent Master Lease Agreement and approximately $2.5 million was available in cash as of December 31, 1999. Subsequent to December 31, 1999 we invested $1.0 million in a marketable security which was then sold for $2.0 million in cash and a note receivable. We expect to meet currently known working capital requirements through the third quarter of 2000 based on currently available funding. We are currently pursuing various financing alternatives included but not limited to debt securities, capital leases, operating leases and issuance of our common stock or preferred stock. Any such financing could have substantial dilutive effect on our common stock. However, no assurance can be provided that we will be able to obtain financing on terms acceptable to us, or at all. If we are unable to obtain the required financing, we would be forced to slow or cease operations, or to liquidate the company. In the event of a liquidation, it is very likely that we would not recover the book value of our assets and our investors would lose the entire value of their investment.

         DEBT: In November 1999, we sold $5.0 million principal amount of our 4% Convertible Debenture, and received net proceeds of $4,480,000 on December 2, 1999. The Convertible Debenture is due on December 2, 2004. As of December 31, 1999, $5,000,000 of the convertible debentures was outstanding.

         The holders of the Debentures have the right, at any time after April 1, 2000, to convert all or any portion of the Debentures into common stock at the lesser of (i) 80% of the averaged three lowest closing bid prices, as reported by Bloomberg, LP, for the common stock for the 20 trading days immediately preceding the conversion date, or (ii)$10.00. The Debentures automatically convert into common stock on December 2, 2004 at the then effective conversion price. We have the right to redeem the Debentures at any time for 120% of the principal amount of the Debentures, plus accrued interest up to the date of redemption. The debt was incurred to raise capital.

         OPERATING LEASES: MASTER LEASE AGREEMENT WITH LUCENT TECHNOLOGIES: On July 30, 1999, phoneXchange and Lucent Technologies, Inc. InterNetworking Systems signed a Master Lease Agreement pursuant to which Lucent agreed to provide us $3 million in credit for leasing Lucent equipment. On February 7, 2000, Lucent amended this agreement to increase our line of credit to $10 million. We have received equipment eligible to be financed under the Master Lease Agreement valued at approximately $4 million but have not completed type testing and acceptance of the equipment. Upon type testing and acceptance, the equipment will be placed under an operating lease with 36 monthly payments. As of December 31, 1999, we had no outstanding borrowings under the Master Lease Agreement. We are currently attempting to negotiate an increase in the total financing to $25 million. However, there is no assurance that any increase will be approved. If an increase is not approved, we may not be able to maintain our current and projected growth.

         CAPITAL LEASES: We are obligated under various capital lease agreements for certain computer software, telecommunications switching equipment and desktop workstations.

         In December 1997, we entered into a lease agreement for certain communications equipment and licensed software. The equipment consists primarily of a telephone switching system, which is a long distance, tandem telephone switch. The purchase price for the system is $333,038. The lease agreement bears interest at an annual rate of 30.3% and calls for 36 equal minimum monthly payments of $7,119. The capital lease was secured by the related assets. As of December 31, 1999, $ 135,857 was outstanding under this capital lease.

         In November 1999, we entered into a lease agreement for certain licensed software. The lease agreement bears interest at an annual rate of 25% and calls for 36 monthly payments of $4,786. The capital lease is secured by the software. As of December 31, 1999, $118,099 was outstanding under this capital lease.

         In July and August 1999, we entered into two lease agreements for certain desktop computers and back office servers. The lease agreements bear interest at an annual rate ranging from 13.2% to 13.4% and calls for 36 monthly payments of $2,519. The capital leases are secured by the equipment. As of December 31, 1999, $72,773 was outstanding under this capital lease.

         In December 1999, we entered into a lease agreement for certain communications equipment and licensed software. The lease agreement bears interest at an annual rate of 12.25% and calls for 36 equal minimum monthly payments of $12,000 and a deposit of $39,617. As of December 31, 1999, we had not tested, accepted or recorded the equipment on the balance sheet. The capital lease was secured by the related assets. As of December 31, 1999, there were no amounts due under this capital lease.

         In December 1999, we entered into various lease agreements for certain licensed software. The lease agreements bear interest at an annual rate ranging from 17.4% to 31% and call for 36 to 48 equal minimum monthly payments and deposits totaling $18,341. As of December 31, 1999, we had not tested, accepted or recorded the software on the balance sheet. The capital lease was secured by the related assets. As of December 31, 1999, there were no amounts due under this capital lease.

         In February 2000, we entered into a lease agreement for certain computer equipment and office furniture. The lease agreement bears interest at an annual rate of 27.27% and calls for 36 equal minimum monthly payments of $2,186 and a deposit of $4,939.

         PREFERRED STOCK: In September 1999, we issued 3,267,974 shares of our Series A-1 12% convertible redeemable preferred stock to certain investors including Corporate Financial Enterprises, Inc., a related entity, in order to raise $5,000,000 in capital. As of December 31, 1999, we received proceeds of $4,781,500 and a receivable of $218,500 was recorded for the remaining proceeds. The preferred stock is convertible anytime after December 31, 2000 into common stock at the rate of 10 shares of common stock for each share of preferred stock.

         COMMON STOCK: In November 1999, we issued 185,250 shares of our restricted common stock in exchange for 185,250 shares of phoneXchange, Inc. restricted common stock in order to increase our ownership of phoneXchange, Inc.

         In November 1999, we sold 1,332,000 shares of our common stock for a purchase price of $.75 per share to several overseas accredited investors to raise capital.

         In October 1999, we issued 23,500 shares of our restricted common stock in exchange for broker fees in connection to our acquisition of phoneXchange. The cost of the services in the amount of $142,763, has been charged to operations and additional paid-in capital has been increased by $142,528, representing the excess of the cost of the services over the par value of the common stock issued.

         In November 1999, we issued 1,000,000 shares of common stock pursuant to a notice of conversion of 100,000 shares of Series A-1 12% redeemable convertible preferred stock held by Corporate Financial Enterprises, Inc., a related entity.

         In September 1999, we issued 10,500 shares of restricted common stock to three members of our Board of Directors as compensation for services. Prepaid director fees are recognized to expense based on the term of the Director. The balance of prepaid director fees as of December 31, 1999 was $35,500.

         In September 1999, we sold 100,000 shares of our common stock to Corporate Financial Enterprises, Inc., a related entity, for a purchase price of $.75 per share in exchange for a receivable of $75,000 to raise capital.

         In September 1999, we issued 921,428 shares of our common stock to stockholders of phoneXchange. We acquired ownership of approximately 85% of phoneXchange in exchange for our stock.

         In September 1999, we sold 41,000 shares of our common stock to Corporate Financial Enterprises, Inc., a related entity, for a purchase price of $.75 per share in exchange for a receivable of $30,750 to raise capital.

         In May 1999, we issued 25,296 shares of restricted common stock to pay off the remaining balance on a note due by our subsidiary in the amount of $132,804

         In February 1999, we issued 441,600 shares of restricted common stock for equipment and software.

         WARRANTS TO PURCHASE COMMON STOCK: In November 1999, in connection with the convertible debenture, we issued warrants to purchase 80,000 shares of our common stock at an exercise price of $12.50 per share and warrants to purchase 80,000 shares of our common stock at an exercise price of $15.00 per share. The warrants are exercisable until November 22, 2001. We also issued warrants to purchase 200,000 shares of the Company's common stock at exercise price of $13.75 per share and paid $500,000 in placement fees. The warrants expire November 22, 2004.

         In September 1999, we issued warrants to purchase 350,000 shares of common stock at an exercise price of $4.50 per share to Corporate Financial Enterprises, Inc., a related entity. The warrants were granted in exchange for consulting services and are exercisable for a term commencing December 31, 2000 and expiring September 1, 2004.

         In February 1999, we issued warrants to purchase 921,428 shares of our common stock pursuant to the terms of the Stock Purchase Agreement dated January 1, 1999, as amended on May 24, 1999, with phoneXchange, Inc. and its stockholders. The warrants are exercisable anytime after December 31, 2000 and expire February 22, 2004 at a purchase price of $4.50 per share.

         In February 1999, we issued warrants to purchase 5,943,633 shares of our common stock exercisable anytime after December 31, 2000 at a purchase price of $1.72 per share in connection with the sale of 3,267,974 shares of its Series A-1 12% convertible redeemable preferred stock to certain investors including Corporate Financial Enterprises, Inc., a related entity, in exchange for $5,000,000. The warrants expire February 22, 2004.


EFFECTS OF NEW ACCOUNTING STANDARDS

         In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which are both effective for fiscal years beginning after December 15, 1997. SFAS No. 130 addresses reporting amounts of other comprehensive income and SFAS No. 131 addresses reporting segment information. In 1999, we implemented SFAS No. 130. There are no material differences between net income and comprehensive income as defined by SFAS 130 for the periods presented. SFAS 131 uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for our management. Under this definition, we operated as a single segment for periods presented.

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, SFAS No. 133 was amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133. As a result of this amendment, SFAS No. 133 shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We do not expect the adoption of this standard to have a material effect on our consolidated financial position or results of operations.

         On December 3, 1999, the Securities and Exchange Commission staff issued SAB No. 101, Revenue Recognition in Financial Statements. The SAB spells out four basic criteria that must be met before companies can record revenues. These are: (a) persuasive evidence that an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the seller's price to the buyer is fixed or determinable; and (d) collectibility is reasonably assured.

         Many of the examples in the SAB address situations that give rise to the potential for recording revenues prematurely. They include transactions subject to uncertainties regarding customer acceptance, including rights to refunds and extended payment terms, and require continuing involvement by the seller.

         In March 2000, the SEC issued SAB 101A - Amendment: Revenue Recognition in Financial Statements, that delays the implementation date of certain provisions of SAB 101. Under the amendment, we are not required to restate our prior financial statements provided that we report a change in accounting principle no later than the second fiscal quarter (ending June 30, 2000) in accordance with FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. In accordance with FAS 3, for companies that adopt SAB 101 in the second quarter, financial information for the first quarter would be restated by including a cumulative effect adjustment in that quarter (i.e., the first quarter). We do not believe the adoption of SAB 101 would have a material impact on our continuing operations.

         INFLATION: We do not believe inflation has had a significant impact on our operations.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         To date, we have not entered into any market risk sensitive instruments or purchased any hedging instruments for trading purposes or otherwise that would be likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. We have not purchased options or entered into swaps of forward or future contracts. While our global operations currently generate revenues in United States dollars, we are evaluating the impact of foreign currency exchange risk on our results of operations as we continue to expand globally.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         We selected Jack Olesk, CPA to audit our consolidated financial statements for the fiscal year ended December 31, 1998 and 1997. Brad Haynes, CPA audited the financial statements of phoneXchange for the fiscal year ended December 31, 1998. We selected Mendoza Berger & Company, LLP to audit our and phoneXchange's consolidated financial statements for the fiscal year ended December 31, 1999. Both Mr. Olesk and Mr. Haynes were dismissed with the approval of our Chief Financial Officer and our board of directors. Neither Mr. Olesks' report nor Mr. Haynes' report contained any adverse opinion or disclaimer of opinion. And neither was modified as to uncertainty, audit scope or accounting principles. We believe that there were no disagreements with either Mr. Olesk or Mr. Haynes on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Mr. Olesk or Mr. Haynes, respectively, would have caused him to make reference to the subject matter of the disagreements in connection with his report.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers and directors. All officers serve at the pleasure of our board of directors. Directors serve until the next annual meeting of stockholders and until the election and qualification of their successors.

  NAME                             AGE                  POSITION
---------                         ------             --------------

David J. Chadwick                   40          President and Chief Executive
                                                Officer and Chairman

Gary L. Killoran                    34          Secretary, Treasurer, Chief
                                                Financial Officer and Director

James E. Rott                       57          Chief Operations Officer

Paul E. Hyde                        41          Vice President and Director

Albert R. Kashani (1)(2)            31          Director

Joseph Vaughn-Perling (1)(2)(3)     32          Director

Ari M. Kaplan (1)                   27          Director

Russell J. Hensley (3)              43          Director

(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of 2000 Omnibus Stock Incentive Plan Committee

         There are no family relationships among the directors and officers indicated above.

         David J. Chadwick has served as our President and CEO and member of our board of directors since February 8, 1999. Since April 7, 1998, Mr. Chadwick has also been President and CEO of phoneXchange, Inc. From 1997 to present, Mr. Chadwick has been President and CEO of C/Net: Solutions, Inc. From 1994 to 1996, he was co-founder, Vice President and Secretary of Chadmoore Wireless Group, Inc., a publicly traded company. Corporate responsibilities included mergers and acquisitions, procurement and consolidation of FCC licensed spectrum and oversight of FCC regulatory requirements and SEC reporting. From 1993 to 1994, Mr. Chadwick was Vice President of Engineering for American Digital Communications, also a publicly traded company. Operational duties included path engineering, frequency coordinating, FCC regulatory filings, network property procurement, overseeing contract personnel and supervision of technicians. He was involved from 1990 to 1993 in the engineering and implementation of analog and digital microwave radio, multi-pair cable, coaxial cable and fiber optic transmission media for Contel Cellular, Pac-Tel Cellular (AirTouch), U.S. West/New Vector and L.A. Cellular. Mr. Chadwick is a network design engineer and has been involved in development and operational management of satellite, microwave, SMR/ESMR, PCS and cellular systems. Mr. Chadwick holds a Bachelor of Arts degree in Public Administration Business from the University of Mississippi, Oxford, Mississippi and has over 16 years of experience in the telecommunications industry.

         Gary L. Killoran has served as our Treasurer, Secretary and Chief Financial Officer since February 8, 1999. He was elected to board of directors on March 1, 1999. From January 1, 1999, Mr. Killoran has also been Secretary, Treasurer and Chief Financial Officer of phoneXchange, Inc. From 1997 through 1998, Mr. Killoran operated Camden Financial Group, Inc., a company he founded, which developed business plans, financial projection and pro forma financial statements for various telecommunications companies. From 1995 to 1997, Mr. Killoran was Secretary, Treasurer, Chief Financial Officer and Director for Chadmoore Wireless Group, Inc. Mr. Killoran assisted with taking the Company public and was responsible for SEC and state regulatory reporting. Mr. Killoran was responsible for developing financial projections involving national deployment strategies, negotiation and execution of purchase contracts, vendor financing agreements and acquisitions. Mr. Killoran was also responsible for financial controls, internal and external audits, risk management, treasury management and tax planning and reporting, and employee benefits plans. From 1988 to 1995, Mr. Killoran began with Centel Corporation in the Financial Reporting Department and quickly moved up to Sprint Cellular's Regional Accounting Manager for the West Region. Mr. Killoran received his Bachelor of Arts degree in Business Administration Accounting from the University of Wisconsin at Madison in 1988 and has over 11 years of experience in accounting and finance in both publicly traded and privately held companies in the telecommunications industry.

         James E. Rott has served as our Chief Operations Officer since February 8, 1999. From April 7, 1998 until December 31, 1998, Mr. Rott was Chief Operating Officer of phoneXchange. Mr. Rott is a certified public accountant and has extensive experience and background in corporate, financial services and public accounting environments. From 1992 to the present, Mr. Rott has also been the Principal Financial Consultant for Southwind Financial Corporation in Irvine, California, providing accounting, tax, debt financing and computer system consultation services to corporate clientele. From 1985 to 1990, Mr. Rott held the position of Senior Vice President and Chief Financial Officer of Beach Savings Bank in Fountain Valley, California, directing all financial reporting functions as well as the loan serving and saving operations. Mr. Rott was responsible for the direction of the treasury, cash management, audit, regulatory reporting and investments. In addition, he managed deposit acquisition, bank borrowing relationships, investment and hedging activities and asset liability monitoring. From 1983 to 1985, Mr. Rott was the Vice President and Chief Financial Officer of Heartland Savings and Loan Association in El Cajon, California. His affiliations include American Institute of CPA's, California Society of CPA's, Washington Society of CPA's and Mortgage Banking Association. Mr. Rott graduated from the University of Washington, Seattle, with a Bachelor of Arts degree in Administration Accounting.

         Paul E. Hyde has served as our Vice-President since February 8, 1999. From April 7, 1998, Mr. Hyde has been Vice President of phoneXchange. On October 15, 1999, Mr. Hyde was elected to the board of directors. Mr. Hyde has more than 18 years of experience in the telecommunications industry, the past 13 years in the cellular and SMR two-way radio industry. From 1996 to 1997, he was General Manager and Vice President for Comserv, Inc. From 1993 to 1996, Mr. Hyde was General Manager and Vice President of Operations for Chadmoore Communications of Tennessee, who purchased General Communications in 1994. From 1984 to 1993, Mr. Hyde was sales manager for General Communications Radio Sales and Service and was responsible for marketing BellSouth's first cellular service in Memphis, Tennessee and Ericsson's first digital system in Tennessee. Mr. Hyde was awarded top salesperson nationally with Uniden America for two years and was able to make General Communications the top dealer in its region for five years.

         Albert R. Kashani was elected to our board of directors on September 11, 1999. Mr. Kashani is an attorney and since March 1998, he has specialized in transactional and business litigation matters. From 1995 to 1998, Mr. Kashani was a tax consultant at Ernst & Young, LLP in Los Angeles. From 1991 to the present, Mr. Kashani has also been a principal executive officer of Menorah Fusing & Services, Inc., a clothing interlining business, and its predecessors. In 1988, Mr. Kashani founded Torina, Inc., a clothing manufacturing company. Mr. Kashani received his Bachelor of Arts degree in Economics from California State University, Northridge, in 1992 and graduated from the University of Southern California Law Center in 1995.

         Joseph Vaughn-Perling was elected to our board of directors on September 11, 1999 and has over 15 years of experience in the telecommunications and data processing industry. He has served as Senior Applications Architect, Staff Support Manager, Senior Computer Scientist, Computer Technologist, Chief Technical Officer, Computer Analyst and Technical and Software Consultant for Global Fortune 500 companies. Since 1997 Mr. Vaughn-Perling has worked for Infonet Incorporated where he is currently Senior Application Architect of Marketing, designing and implementing global communication infrastructure systems and the applications that power them. From 1995 to 1997 he was LAN/WAN Technologist - Research and Development for Internet technologies for William O'Neil & Co. From 1994 to 1995 he was Chief Technical Officer for Dolphin Developments. He also serves on the board of advisors for Platt College, a technical college with several campuses in Southern California. Mr. Vaughn-Perling attended the University of California, Los Angeles and received his Bachelors of Arts degree in Psychology and Cognitive Science.

         Ari M. Kaplan was elected to our board of directors on January 3,2000. Mr. Kaplan is currently the Controller of TechSpace, LLC, a New York Limited Liability Company. From December 1998 to July 1999, Mr. Kaplan was a Senior Accountant and Auditor for David Berdon & Co., LLP, where he was responsible for conducting audits, reviews and compilations, litigation support, taxation and tax planning. From January 1997 to December 1998, Mr. Kaplan was a Staff Accountant for Nugent & Haeussler, CPA's, P.C., where he was responsible for audits, reviews and compilations for profit oriented, non-profit, and government entities. Mr. Kaplan also prepared financial statements, audit reports, conducted write-ups, O.M.B. a-133 audits, taxation and tax planning, estate planning, and he established and accounted for pension and post retirement benefit plans. Mr. Kaplan is a graduate of the State University of New York at NewPaltz with a Bachelor of Science degree in Accounting. Mr. Kaplan maintains membership with the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

         Russell J. Hensley was elected to our board of directors on January 3, 2000 and has over 18 years of experience in the legal profession. Mr. Hensley is currently the Managing Partner of The Bogatin Law Firm, PLC located in Memphis, Tennessee. He is primarily a transactional lawyer specializing in acquisitions and mergers. Mr. Hensley has been a Staff Attorney for the City of Memphis for over 10 years handling matters involving Housing & Community Development, International Contracts with various foreign governments for The Wonders Series and the Memphis Depot Redevelopment Agency. Mr. Hensley is an Adjunct Professor at Christian Brothers University teaching in the Masters Program. Mr. Hensley graduated from the University of Mississippi with a Liberal Arts degree in Political Science and a minor in Business and from the University of Memphis Cecil C. Humphreys School of Law. Mr. Hensley maintains memberships in the Shelby County and Memphis Bar Association and the Tennessee Bar Association.


EXECUTIVE COMPENSATION

         The following table sets forth the total compensation during fiscal year 1999 we paid to our Chief Executive Officer and our three other most highly compensated executive officers whose annual salaries and bonus exceed $100,000. None of the executive officers of the registrant received any compensation in 1997 or 1998. The compensation described in this table does not include perquisites and other personal benefits, securities or property received which do not exceed the lesser of $50,000 or 10% of an executive's salary and bonus reported in this table.

                                     SUMMARY COMPENSATION TABLE
                                                                                                LONG-TERM
                                                               ANNUAL COMPENSATION             COMPENSATION
                                                -------------------------------------------- ----------------
                                                                             OTHER ANNUAL      SECURITIES
                                      FISCAL                                 COMPENSATION      UNDERLYING
NAME AND PRINCIPAL POSITION            YEAR      SALARY ($)   BONUS ($)          ($)           OPTIONS (#)
---------------------------         ----------  -----------  ----------    ----------------- ----------------
David J. Chadwick                      1999     $  195,000   $   25,000    $     33,228  (a)    487,500
Chief Executive Officer,
    President and Chairman
    of the Board

Gary L. Killoran                       1999     $  130,000   $   17,500    $     -              236,250
Chief Financial Officer,
    Secretary, Treasurer
    and Director

James E. Rott                          1999     $  120,000   $   10,000    $     -              236,250
Chief Operations Officer

Paul E. Hyde                           1999     $  120,000   $   10,000    $     -              -
Vice President and Director

-------------
(a)      Includes $32,870 car allowance.

                              OPTION GRANTS IN 1999

         The following table sets forth information regarding options granted during fiscal year 1999 to the executive officers named in the compensation table above.

                                                                            Potential Realizable Value at Assumed
                                                                            Annual Rates of Appreciate for Option
                                      Individual Grants                                   Term (b)
--------------------- --------------------------------------------------- ------------------------------------------
                                      Percent of
                        Number of       Total
                       Securities      Options
                       Underlying     Granted To   Exercise
                         Options      Employees      Price    Expiration
                         Granted       in 1999     ($/Sh)(a)     Date        5% ($)       10% ($)        0% ($) (d)
--------------------- -------------- ------------- ---------- ----------- ------------- ------------- --------------
David J. Chadwick      487,500 (c)       44.3%     $   3.37   7/22/04     $ 1,856,928   $ 2,773,445   $ 1,099,316
--------------------- -------------- ------------- ---------- ----------- ------------- ------------- --------------

Gary L. Killoran       236,250 (c)       21.5%     $   3.37   7/22/04     $   899,896   $ 1,344,054   $   532,744
--------------------- -------------- ------------- ---------- ----------- ------------- ------------- --------------

James E. Rott          236,250 (c)       21.5%     $   3.37   7/22/04     $   899,896   $ 1,344,054   $   532,744
--------------------- -------------- ------------- ---------- ----------- ------------- ------------- --------------

Paul E. Hyde                0              0%      $    0          0      $     0       $     0       $     0
--------------------- -------------- ------------- ---------- ----------- ------------- ------------- --------------

(a) The exercise price may be paid in cash or, if permitted by the board of directors, by tender of shares of common stock or a promissory note.

(b) The compounding assumes an exercise period equal to the expiration date of the respective option. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock. The amounts reflected in this table may not necessarily be achieved. The options were granted at an exercise price of $3.37 at a time when the market price was $5.625 per share.

(c) Represents options exercisable at any time commencing July 22, 1999 and ending July 22, 2004.

(d) Represents the aggregate in-the-money value of the options on the grant date, based on a market price of $5.625 per share.

                  AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1999 AND
                     OPTION/SAR VALUES AT DECEMBER 31, 1999

         The following table provides information concerning options exercised during fiscal year 1999 by the executive officers named in the compensation table above. The year-end value is based on the closing price of our common stock on December 31, 1999 of $9.03.

------------------------ ---------------- -------------- ----------------------------- -----------------------------
                                                             Number of Securities
                                                            Underlying Unexercised         Value of Unexercised
                             Shares                         Options/SARs at Fiscal      In-The-Money Options/SARs
                          Acquired on        VALUE        Year-End (#) Exercisable/       at Fiscal Year-End ($)
         Name             Exercise (#)    Realized ($)          Unexercisable           Exercisable/Unexercisable
------------------------ ---------------- -------------- ----------------------------- -----------------------------

David J. Chadwick                      0              0        487,500/0                   2,759,250/0
------------------------ ---------------- -------------- ----------------------------- -----------------------------

Gary L. Killoran                       0              0        236,250/0                   1,337,175/0
------------------------ ---------------- -------------- ----------------------------- -----------------------------

James E. Rott                          0              0        236,250/0                   1,337,175/0
------------------------ ---------------- -------------- ----------------------------- -----------------------------

Paul E. Hyde                           0              0               0                             0
------------------------ ---------------- -------------- ----------------------------- -----------------------------

COMPENSATION OF DIRECTORS

         Non-employee directors currently do not receive any cash compensation for meeting attendance, but are entitled to reimbursement for their travel expenses. We have, however, compensated directors for their services through the grant of common stock and intend to continue this practice until we institute a more formal compensation program. On September 13, 1999, we issued 5,000 restricted shares of our common stock to each of Joseph Vaughn-Perling and Albert Kashani. On September 24, 1999, we issued 500 restricted shares of our common stock to Charles McGuirk, who has since resigned from the board of directors. Directors who are employees receive no additional compensation for their services as directors.

EMPLOYMENT AGREEMENTS

         Global Access Pagers, Inc., the predecessor to ICN, entered into three year employment agreements made as of January 4, 1999 with each of David Chadwick, James Rott, Paul Hyde, and Gary Killoran. Pursuant to these agreements, David Chadwick was guaranteed an annual salary of $180,000 and each of James Rott, Paul Hyde and Gary Killoran were guaranteed an annual salary of $120,000. On October 1, 1999, David Chadwick's employment agreement was amended to a guaranteed annual salary of $240,000 and on October 1, 1999, Gary Killoran's employment agreement was amended to a guaranteed annual salary of $160,000. These stated base salaries must be increased by at least 5% per year for so long as we have positive net income from operations.

         Each of the executives has agreed not to compete with us for a period of two years following his termination of employment with us. We have agreed to indemnify the executives against liabilities they incur in connection with their service with us. In the event we materially breach any of the agreements, or if we reduce an executive's position, status or duties, the executive will have the right to terminate employment and receive his salary for a period of one year.

BENEFIT PLANS

         On July 22, 1999, our board of directors authorized the grant of options to purchase up to 1,000,000 shares of common stock at an exercise price of $3.375 to various employees. These options all vested on grant and have a five-year term.

         Our 2000 Omnibus Stock Incentive Plan was adopted by the Board of Directors on April 17, 2000 and recommended for approval by the stockholders. The plan provides for grants of incentive stock options, nonqualified stock options, performance awards, dividend equivalents, deferred stock, stock payments, stock appreciation rights and restricted stock. Grants may be made to any officer, director, employee, consultant or advisor of our company or any of our subsidiaries. The plan authorizes up to 3,000,000 shares of common stock for issuance, and no more than 1,000,000 shares in the aggregate may be granted to any individual in any calendar year. Our stock incentive plan is administered by our 2000 Omnibus Stock Incentive Plan Committee, which selects the individuals to receive grants under the plan and determines the terms and conditions of each grant including, without limitation, the number of shares, exercise or purchase price, the effects, if any, of a change in control of the company and vesting schedule of each award. The 2000 Omnibus Stock Incentive Plan Committee may amend or terminate the stock incentive plan at any time, subject to stockholder approval where required by applicable law, rule or regulation. As of April 30, 2000, no grants were made under the stock incentive plan. For additional information regarding the stock incentive plan, please see the 2000 Omnibus Stock Incentive Plan, a copy of which is filed as an exhibit hereto.

BOARD COMMITTEES; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         We have an audit committee currently composed of Joseph Vaughn-Perling, Albert Kashani and Ari Kaplan. The audit committee assists in selecting our independent auditors and in designating services to be performed by and maintaining effective communication with those auditors.

         We also have a compensation committee currently composed of Joseph Vaughn-Perling and Albert Kashani. The compensation committee reviews and acts on matters relating to compensation and benefits for our executive officers and key employees, including salary and stock options. The compensation committee is also responsible for granting stock options and other awards to be made under incentive compensation plans. The compensation committee was established as of January 1, 2000. There was no compensation committee in the fiscal years 1998 or 1999. All compensation decisions for 1999 were made by David Chadwick and the entire board of directors. None of the current members of the compensation committee is or was an officer or employee of our company or any of our subsidiaries. None of our executive officers or employees serves or has served as a director or as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

         We also have a 2000 Omnibus Stock Incentive Plan Committee currently composed of Joseph Vaughn-Perling and Russell Hensley. The committee was created on April 17, 2000 to administer the 2000 Omnibus Stock Incentive Plan.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of each class of our equity securities as of March 15, 2000 by:

         o        each person who is currently a director,

         o        each executive officer,

         o        all current directors and officers as a group, and

         o each person known to us to be a beneficial owner of five percent (5%) or more of any class of our outstanding equity securities as of March 15, 2000.

         Except as otherwise noted, we believe that all persons have full voting and investment power with respect to the shares indicated. The table below does not include:

         o 7,575,061 shares of common stock issuable on conversion of warrants, or

         o 31,679,740 shares of common stock issuable on conversion of the Series A-1 12% convertible redeemable preferred stock,

none of which is convertible or exercisable within the 60 days following March 15, 2000.

                                   Share Beneficially Owned        Percentage Beneficially Owned
                               -------------------------------- -------------------------------------
                                 Common Stock    Series A-1      Common Stock(1)      Series A-1
Name and Address                      (1)       Preferred Stock                     Preferred Stock
------------------------------ --------------- ---------------- ----------------- -------------------
David Chadwick                     975,000 (2)               -             15.3%                   *
27061 Aliso Creek Road Suite 100
Aliso Viejo, California 92656

Gary Killoran                      363,036 (3)               -              5.9%                   *
27061 Aliso Creek Road Suite 100
Aliso Viejo, California 92656

James Rott                         363,036 (3)               -              5.9%                   *
27061 Aliso Creek Road Suite 100
Aliso Viejo, California 92656

Paul E. Hyde                       126,786                   -              2.2%                   *
27061 Aliso Creek Road Suite 100
Aliso Viejo, California 92656

Albert R. Kashani                    5,000                   -                 *                   *
269 S. Beverly Drive # 185
Beverly Hills, California 90212

Joseph Vaughn-Perling                5,000                   -                 *                   *
2100 E. Grand Avenue
El Segundo, California 90245

Ari M. Kaplan                            -                   -                 *                   *
26 East 13th Street, Apt. 4C
New York, NY  10003

Russell J. Hensley                       -                   -                 *                   *
1661 International Place Dr. #300
Memphis, TN  38120

Directors and officers as a      1,837,858                   -             26.9%                   *
group (8 persons)

Corporate Financial              1,000,000           1,370,590               17%               43.3%
Enterprises, Inc. (4)
2224 Main Street
Santa Monica, California 90405

American Equities, LLC (5)               -             326,797                 *               10.3%
3172 Abington Drive
Beverly Hills, California 90210

Jamie Mazur (6)                          -             490,196                 *               15.5%
2224 Main Street
Santa Monica, California 90405

Emily Mazur (6)                          -             326,797                 *               10.3%
2224 Main Street
Santa Monica, California 90405

Jennifer Mazur (6)                       -             326,797                 *               10.3%
2224 Main Street
Santa Monica, California 90405

Trent  Mazur (6)                         -             326,797                 *               10.3%
2224 Main Street
Santa Monica, California 90405

J&W Ventures                       441,600 (7)               -              7.5%                   *
16248 Gulf Boulevard
Reddington, Florida 33709

* Holdings represent less than 1% of all shares of each class of equity securities outstanding.

(1) Includes shares of common stock subject to options and or warrants held by a person that are currently exercisable within 60 days of March 15, 2000. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2) Excludes 1,000,000 shares of common stock, 2,941,177 shares of Series A-1 12% convertible redeemable preferred stock and warrants to purchase 5,663,633 shares of common stock that Corporate Financial Enterprises, Inc., and Jamie, Jennifer, Emily and Trent Mazur transferred to two irrevocable trusts effective March 30, 2000, as amended. According to the terms of the trusts, David Chadwick, as President of the Company, was appointed trustee and is required to vote the shares, with respect to any election of directors, in favor of any individuals in the same proportion as all other shares are validly voted in favor of such individuals. In addition, David Chadwick (or his successor as trustee) is required to vote the shares, with respect to each other matter, "for", "against" or to abstain from voting in the same proportion as all other shares are validly voted "for", "against" or abstain from voting, as the case may be. See the actual trust agreements copies of which are incorporated as exhibits hereto. Includes 487,500 shares of common stock, which may be acquired by Mr. Chadwick pursuant to options exercisable at or within 60 days after March 15, 2000.

(3) Includes 236,250 shares of common stock, which may be acquired pursuant to options exercisable at or within 60 days after March 15, 2000.

(4) Corporate Financial Enterprises, Inc. is a private investment banking and consulting firm owned by Mr. Regis Possino. Effective March 30, 2000, all shares of capital stock beneficially owned by Corporate Financial Enterprises, Inc. were transferred to a trust, as amended, a copy of which is incorporated as an exhibit hereto. According to the terms of the trust, David Chadwick, as President of the Company, was appointed trustee and is required to vote the shares, with respect to any election of directors, in favor of any individuals in the same proportion as all other shares are validly voted in favor of such individuals. In addition, David Chadwick (or his successor as trustee) is required to vote the shares, with respect to each other matter, "for", "against" or to abstain from voting in the same proportion as all other shares are validly voted "for", "against" or abstain from voting, as the case may be. In November 1999, we issued 1,000,000 shares of common stock pursuant to a notice of conversion of 100,000 shares of Series A-1 12% convertible redeemable preferred stock. The purpose of the irrevocable trust was to limit the ability of Corporate Financial Enterprises, Inc. and Mr. Possino from exercising voting control over us through his share holdings during the term of the trust agreement. We understand that Mr. Possino was convicted of a felony involving the attempted sale of illegal drugs more than twenty years ago. We understand that Mr. Possino was willing to enter into the trust agreement to attempt to protect us from any adverse impact from his shareholdings. For the complete terms, see attached trust agreement, a copy of which is incorporated as an exhibit hereto.

(5) American Equities, LLC is a private investment banking and consulting firm owned by Mr. and Mrs. Reid Breitman.

(6) Jamie, Jennifer, Emily and Trent Mazur are siblings and are the children of Sherman Mazur and Michele Mazur. Emily and Trent Mazur are minors, and their shares are held by their mother, Michele Mazur, as guardian. Effective March 30, 2000, all shares of capital stock beneficially owned by Jamie, Jennifer, Emily and Trent Mazur were transferred to a trust, as amended. According to the terms of the trust, David Chadwick, as President of the Company, was appointed trustee and is required to vote the shares, with respect to any election of directors, in favor of any individuals in the same proportion as all other shares are validly voted in favor of such individuals. In addition, David Chadwick (or his successor as trustee) is required to vote the shares, with respect to each other matter, "for", "against" or to abstain from voting in the same proportion as all other shares are validly voted "for", "against" or abstain from voting, as the case may be. The purpose of the irrevocable trust was to limit the ability of the Mazur children and the members of their immediate family from exercising voting control over us through their share holdings during the term of the trust agreement. We understand that Mr. Sherman Mazur was convicted of felonies involving bankruptcy and tax fraud more than five years ago. We understand that the Mazur children were willing to enter into the trust agreement to attempt to protect us from any adverse impact from their shareholdings. For the complete terms, see attached trust agreement, a copy of which is incorporated as an exhibit hereto.

(7) J&W Ventures claims beneficial ownership to these shares pursuant to the terms of an asset purchase agreement entered into with us. The shares were issued but we issued a stop transfer order and are currently suing to rescind the agreement and cancel the shares. See "Legal Proceedings" above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain of our officer, David Chadwick, Gary Killoran, Paul Hyde and James Rott are part owners of C/Net: Solutions, Inc., a private company formed on November 1997. On April 21, 1998, the parties entered into an Advance Agreement pursuant to which C/Net agreed to continue to lend money to phoneXchange without interest, and phoneXchange agreed to repay the entire amount of the outstanding debt on demand at any time. In December 1999, phoneXchange, Inc. advanced $300,000 plus $32,006 to C/Net: Solutions, Inc., which remained outstanding as of December 31, 1999.

         Russell Hensley is a our director and is a partner of a law firm that we have retained during the latest fiscal year and propose to retain during the current fiscal year. Fees paid to this law firm did not exceed five percent of the law firm's gross revenues for its last full fiscal year. Mr. Hensley is also the President and a 10% owner of BHHC, LLC, a Tennessee limited liability company. BHHC has entered into a contract with phoneXchange to provide telecommunications services in the Mexican market. Based on a competitive analysis of the market, we believe that our costs to BHHC are at least as favorable to phoneXchange as market rates otherwise available. In addition, we understand that Mr. Hensley's direct material interest of BHHC is less than $60,000 in value.

                        SHARES AVAILABLE FOR FUTURE SALE

         5,867,780 shares of our common stock are outstanding as of March 15, 2000. In addition, we are registering 15,075,061 shares of common stock under this prospectus for sale by the selling security holders listed on pages 15 and
16. These shares are issuable on the exercise of warrants or on the conversion of convertible debentures or convertible preferred stock. Of the presently outstanding shares of common stock, we estimate that approximately 2,274,012 are available for immediate sale in the public market and the remaining 3,593,768 are restricted by Rule 144 of the Securities Act. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o 1% of the number of shares of our common stock then outstanding, or

         o the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

         Rule 144 also allows, under certain circumstances, a person to sell our common stock without any quantity or other limitation if they are not one of our affiliates and if they have satisfied a two year holding period. Any sales of a substantial amount of our common stock in the open market, under Rule 144 or otherwise, could have a significant adverse effect on the market price of our common stock.

                                  LEGAL MATTERS

         Kaye, Scholer, Fierman, Hays & Handler, LLP, Los Angeles, California will pass on the validity of the common stock that may be sold by the selling security holders in this offering. Reid Breitman is an associate employed by Kaye, Scholer, and is also the owner of American Equities, LLC, which is a selling security holder, and which owns 326,797 shares of our Series A-1 12% convertible redeemable preferred stock and warrants to purchase 630,000 shares of our common stock. See "Selling Security Holders" and "Security Ownership of Certain Beneficial Owners and Management."

                                     EXPERTS

         Our consolidated balance sheet as of December 31, 1999, and the related consolidated statements of operations, convertible redeemable preferred stock, stockholders' equity (deficit) and cash flows for the year then ended included in this prospectus and registration statement have been audited by Mendoza Berger & Company, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The balance sheet as of December 31, 1998, and the related statements of operations, convertible redeemable preferred stock, stockholders' equity (deficit) and cash flows for the period from inception (January 16, 1997) through December 31, 1997 and for the year ended December 31, 1998 included in this prospectus and registration statement have been audited by Jaak Olesk an independent public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The balance sheet as of December 31, 1998, for the subsidiary phoneXchange, Inc., was audited by Brad B. Haynes an independent public accountant and has been relied upon with the authority of said firm as an expert.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including amendments thereto, relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. This prospectus contains all material information required to be disclosed by the Securities Act. For further information regarding us and the common stock offered by this prospectus, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at:

Room 1024                    Northwestern Atrium Center      New York Regional Office
Judiciary Plaza              500 West Madison Street         Seven World Trade
450 Fifth Street, N.W.       Center Suite 1400               13th Floor
Washington, D.C. 20549       Chicago, Illinois 60661         New York, New York 10048

Copies of such material also can be obtained from the Public Reference Section of the SEC, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC web site is http://www.sec.gov.

We have applied for quotation of our common stock on the Nasdaq SmallCap Market, and once approved, those reports, proxy and information statements and other information also can be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                      INDEX TO AUDITED FINANCIAL STATEMENTS

Report of Independent Public Accountants                                     F-1

Balance Sheet as of December 31, 1998 and Consolidated Balance Sheet as
of December 31, 1999                                                         F-2

Statements of Operations from inception (January 16, 1997) through
December 31, 1997, year ended December 31, 1998 and consolidated
statement of operations for the year ended December 31, 1999                 F-3

Statement of Convertible Redeemable Preferred Stock and Stockholders'
Equity from inception (January 16, 1997) through December 31, 1997,
Year-ended December 31, 1998 and Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit) for the
year ended December 31, 1999                                                 F-4

Statement of Cash Flows from inception (January 16, 1997) through
December 31, 1997, Year-ended December 31, 1998 and Consolidated
Statement of Cash Flows for the year ended December 31, 1999                 F-5

Notes to Audited Consolidated Financial Statements                           F-6

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Integrated Communication Networks, Inc.


We have audited the accompanying consolidated balance sheet of Integrated Communication Networks, Inc. (a Nevada Corporation) (Formerly, Global Access Pagers, Inc.) and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, convertible redeemable preferred stock, stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Integrated Communication Networks, Inc. as of December 31, 1998 and 1997 and of the subsidiary's as of December 31, 1998 were audited by other auditors, whose reports dated February 3 and April 2, 1999, respectively, expressed unqualified opinions with disclosures of uncertainties related to Company's continuance as a going concern.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Communication Networks, Inc. and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the year ended December 31, 1999 in accordance with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1(a) to the financial statements, the Company has suffered recurring losses from the operations that raise substantial doubt about its ability to continue as a going concern. The Company also has uncertainties relating to the litigation matters as disclosed in Note 7(b). These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1(b). The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                                   Mendoza Berger & Company, LLP
                                                        Laguna Hills, California
                                                                  April 13, 2000

                     INTEGRATED COMMUNICATION NETWORKS, INC.
                     (Formerly, Global Access Pagers, Inc.)

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                    ----------------------------
                                                                   CONSOLIDATED
                                   ASSETS                1998          1999
                                                    -------------  -------------
Current assets:
   Cash                                             $          -   $  2,552,113
   Receivable from related party                               -        332,006
   Prepaid and other current assets                            -        293,032
                                                    -------------  -------------
     Total current assets                                      -      3,177,151
                                                    -------------  -------------

Property and equipment:
   Operating equipment                                         -      2,825,700
   Equipment and software under capital leases                 -        549,685
   Leasehold improvements                                      -        114,490
   Furniture, fixtures and equipment                           -         60,524
                                                    -------------  -------------
                                                               -      3,550,399
Less - Accumulated depreciation and amortization               -       (459,428)
                                                    -------------  -------------
                                                               -      3,090,971
                                                    -------------  -------------

   Goodwill, net                                               -      8,907,517
   Other noncurrent assets                                     -        280,377
                                                    -------------  -------------
     Total noncurrent assets                                   -     12,278,865
                                                    -------------  -------------
                                                    $          -   $ 15,456,016
                                                    =============  =============



              LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable                                 $      1,999   $    823,860
   Accrued expenses                                        5,000        526,074
   Unearned revenues                                           -        334,130
   Long-term debt-current portion                              -         82,696
   Capital lease obligations-current portion                   -        114,078
                                                    -------------  -------------
   Total current liabilities                               6,999      1,880,838
                                                    -------------  -------------

Long-term debt, net of current portion                         -      5,034,813
Capital lease obligations, net of current portion              -        209,836
Minority interest (Note 6)                                     -              -
Commitments and contingencies (Note 7)                         -              -
Redeemable, convertible preferred stock:
    Series A 8% convertible redeemable preferred
        stock, $.01 par value per share:
      Authorized - 50,000 shares
      Issued and outstanding - no shares at
          December 31, 1998 and 1999                           -              -
    Series A-1 12% convertible redeemable preferred
        stock, $.01 par value per share:
      Authorized - no shares and 7,500,000 shares at
          December 31, 1998 and 1999, respectively
      Issued and outstanding - no shares and 3,167,974
          at December 31, 1998 and 1999, respectively          -      4,847,000
    Series A-1 preferred stock subscribed                      -       (218,500)
Stockholders' equity (deficit):
    Common stock, $.01 par value:
      Authorized - 250,000,000 shares
      Issued and outstanding 5,262,206 and 5,867,780
          at December 31, 1998 and 1999, respectively     52,620         58,677
     Common stock subscribed                                   -       (105,750)
Additional paid-in capital                             8,047,480     22,858,958
Accumulated deficit                                   (8,107,099)   (18,996,555)
Treasury stock                                                 -       (113,301)
                                                    -------------  -------------
    Total stockholders' equity (deficit)                  (6,999)     3,702,029
                                                    -------------  -------------
                                                    $          -   $ 15,456,016
                                                    =============  =============

              The accompanying notes are an integral part of these
                       consolidated financial statements

                     INTEGRATED COMMUNICATION NETWORKS, INC.
                     (Formerly, Global Access Pagers, Inc.)

                            STATEMENTS OF OPERATIONS

                                     From inception
                                      (January 16,
                                     1997) through      For the year ended
                                      December 31,         December 31,
                                     -------------  ----------------------------
                                                                   CONSOLIDATED
                                     -------------  -------------  -------------
                                          1997           1998          1999
                                     -------------  -------------  -------------
Revenues                             $          -   $          -   $  2,133,289

Operating expenses:
   Data communications and
     telecommunications                         -              -      4,331,589
   Selling, general & administrative
     expenses                             300,100          6,999      6,481,611
   Depreciation and amortization                -              -        792,325
   Write-down of impaired assets
     (Note 1 (k))                       7,800,000              -      2,554,819
                                     -------------  -------------  -------------
       Total operating expenses         8,100,100          6,999     14,160,344
                                     -------------  -------------  -------------
Loss from operations                   (8,100,100)        (6,999)   (12,027,055)
                                     -------------  -------------  -------------
Other income (expense):
   Interest income                              -              -         13,986
   Interest expense                             -              -       (320,346)
   Legal settlement                             -              -        (40,000)
   Gain on casualty loss, net                   -              -        140,867
   Write-off of assets (Note 3)                 -              -       (216,600)
   Minority interest in losses of
   subsidiary                                   -              -      1,624,517
   Other income (expense), net                  -              -        (64,825)
                                     -------------  -------------  -------------
                                                -              -       1,137,599
                                     -------------  -------------  -------------
Net loss                             $ (8,100,100)  $     (6,999)  $(10,889,456)
                                     =============  =============  =============

Basic and diluted weighted average
    common shares outstanding              46,747      5,262,206      3,307,829
                                     =============  =============  =============
Basic and diluted net loss per
    share                            $    (173.28)  $      (0.00)  $      (3.29)
                                     =============  =============  =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    INTEGRATED COMMUNICATION NETWORKS, INC.
                                    (Formerly, Global Access Pagers, Inc.)

                          CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED
                                   STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
                          FROM INCEPTION (JANUARY 16, 1997) THROUGH DECEMBER 31, 1997
                              AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                              SERIES A 8% REDEEMABLE
                                                   CONVERTIBLE                    SERIES A-1 12% REDEEMABLE
                                                 PREFERRED STOCK                 CONVERTIBLE PREFERRED STOCK
                                           ----------------------------  -------------------------------------------
                                               SHARES        AMOUNT         SHARES         AMOUNT       SUBSCRIBED
                                           -------------  -------------  -------------  -------------  -------------
Balance, January 16, 1997                             -   $          -              -   $          -   $          -

Common stock issued for
  cash at inception                                   -              -              -              -              -

Common stock issued and
  subscribed for assets                               -              -              -              -              -

Assets contributed by
  shareholders                                        -              -              -              -              -

Net loss                                              -              -              -              -              -
                                           -------------  -------------  -------------  -------------  -------------
Balance, December 31,
  1997                                                -              -              -              -              -
                                           -------------  -------------  -------------  -------------  -------------
Common stock issued
  for assets                                          -              -              -              -              -

Net loss                                              -              -              -              -              -
                                           -------------  -------------  -------------  -------------  -------------
Balance, December 31,
  1998                                                -              -              -              -              -
                                           -------------  -------------  -------------  -------------  -------------
Stock to be issued for
  assets acquired January
  1999                                                -              -              -              -              -

Stock cancelled                                       -              -              -              -              -

Stock issued for acquisition
  of PhoneXchange, Inc.                               -              -              -              -              -

Common stock issued for
  conversion of debt                                  -              -              -              -              -

Stock issued for receivable                           -              -              -              -              -

Effective options issued for services                 -              -              -              -              -

Stock issued for cash and
  receivable                                          -              -      3,267,974      5,000,000       (218,500)

Stock issued to Directors for services                -              -              -              -              -

Stock issued for services                             -              -              -              -              -

Stock issued for cash                                 -              -              -              -              -

Conversion of preferred
  stock                                               -              -       (100,000)      (153,000)             -

Purchase of common stock                              -              -              -              -              -

Stock issued for additional
  shares in phoneXchange, Inc.                        -              -              -              -              -

Net loss                                              -              -              -              -              -

                                           -------------  -------------  -------------  -------------  -------------
Balance, December 31, 1999                            -   $          -      3,167,974   $  4,847,000   $   (218,500)
                                           =============  =============  =============  =============  =============

(CONTINUED BELOW)

                                                                                                                          TOTAL
                                             COMMON STOCK                  ADDITIONAL      RETAINED                      STOCK-
                             -------------------------------------------     PAID-IN       EARNINGS       TREASURY       HOLDERS'
                                SHARES          AMOUNT      SUBSCRIBED       CAPITAL       (DEFICIT)       STOCK          EQUITY
                             -------------  -------------  -------------  -------------  -------------  -------------  -------------
Balance, January 16, 1997               -   $          -   $          -   $          -   $          -   $          -   $          -

Common stock issued for
  cash at inception                10,000            100              -              -              -              -            100

Common stock issued and
  subscribed for assets            36,747            367      7,800,000           (367)             -              -      7,800,000

Assets contributed by
  shareholders                          -              -              -        300,000              -              -        300,000

Net loss                                -              -              -              -     (8,100,100)             -     (8,100,100)
                             -------------  -------------  -------------  -------------  -------------  -------------  -------------
Balance, December 31,
  1997                             46,747            467      7,800,000        299,633     (8,100,100)             -              -
                             -------------  -------------  -------------  -------------  -------------  -------------  -------------
Common stock issued
  for assets                    5,215,459         52,153     (7,800,000)     7,747,847              -              -              -

Net loss                                -              -              -              -         (6,999)             -         (6,999)
                             -------------  -------------  -------------  -------------  -------------  -------------  -------------
Balance, December 31,
  1998                          5,262,206         52,620              -      8,047,480     (8,107,099)             -         (6,999)
                             -------------  -------------  -------------  -------------  -------------  -------------  -------------
Stock to be issued for
  assets acquired                 441,600          4,416              -      2,589,984              -              -      2,594,400

Stock cancelled                (3,475,000)       (34,750)             -         34,750              -              -              -

Stock issued for acquisition
  of PhoneXchange, Inc.           921,428          9,215              -      6,440,788              -              -      6,450,003

Common stock issued for
  conversion of debt               25,296            253              -        132,550              -              -        132,803

Stock issued for receivable       141,000          1,410       (105,750)       104,340              -              -              -

Effective options issued
  for services                          -              -              -      2,250,000              -              -      2,250,000

Stock issued for cash and
  receivable                            -              -              -              -              -              -              -

Stock issued to Directors
for services                       10,500            105              -         56,164              -              -         56,269

Stock issued for services          23,500            235              -        142,528              -              -        142,763

Stock issued for cash           1,332,000         13,320              -        985,680              -              -        999,000

Conversion of preferred
  stock                         1,000,000         10,000              -        143,000              -              -        153,000

Purchase of common stock                -              -              -              -              -       (113,301)      (113,301)

Stock issued for additional
  shares in phoneXchange, Inc.    185,250          1,853              -      1,931,694              -              -      1,933,547

Net loss                                -              -              -              -    (10,889,456)             -    (10,889,456)

                             -------------  -------------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 1999      5,867,780   $     58,677   $   (105,750)  $ 22,858,958   $(18,996,555)  $   (113,301)  $  3,702,029
                             =============  =============  =============  =============  =============  =============  =============

                The accompanying notes are an integral part of these consolidated financial statements

                     INTEGRATED COMMUNICATION NETWORKS, INC.
                     (Formerly, Global Access Pagers, Inc.)

                            STATEMENTS OF CASH FLOWS

                                     From inception
                                      (January 16,
                                     1997) through      For the year ended
                                      December 31,         December 31,
                                     -------------  ----------------------------
                                                                   CONSOLIDATED
                                     -------------  -------------  -------------
                                          1997           1998          1999
                                     -------------  -------------  -------------

Cash Flows From Operating Activities:
  Net loss                           $ (8,100,100)  $     (6,999)  $(10,889,456)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
  Depreciation and amortization                 -              -        792,325
  Write-down of impaired assets         7,800,000              -      2,554,819
  Write-off assets due to casualty
    loss                                        -              -         39,581
  Compensation expense related to
    stock option grant                          -              -      2,250,000
  Minority interest                             -              -     (1,624,517)
  Shares issued for services                    -              -        567,397
  Decrease (increase) in assets:
    Receivable from related party               -              -       (332,006)
    Prepaid expenses and other
      assets                                    -              -       (716,362)
  Increase (decrease) in liabilities:
    Accounts payable                            -          1,999        613,249
    Accrued expenses                            -          5,000        365,919
    Unearned revenues                           -              -        331,120
    Other advance                         300,000              -       (317,802)
    Payable to related party                    -              -       (208,297)
                                     -------------  -------------  -------------
      Net cash used in operating
         activities                          (100)             -     (6,574,030)
                                     -------------  -------------  -------------

Cash Flows From Investing Activities:
  Purchases of property and equipment           -              -     (1,155,447)
                                     -------------  -------------  -------------
    Net cash used in investing
    activities                                  -              -     (1,155,447)
                                     -------------  -------------  -------------

Cash Flows From Financing Activities:
  Proceeds from issuance of short-term
    debt                                        -              -        331,965
  Principal payments of capital lease
    obligation                                  -              -        (47,347)
  Proceeds from issuance of long-term
    debt                                        -              -      6,560,621
  Principal payments on long-term debt          -              -       (262,649)
  Proceeds from preferred stock
    subscription                                -              -      1,950,000
  Proceeds from issuance of common
    stock                                     100              -      1,749,000
                                     -------------  -------------  -------------
    Net cash provided by financing
      activities                              100              -     10,281,590
                                     -------------  -------------  -------------

Increase in cash                                -              -      2,552,113
                                     -------------  -------------  -------------

Cash at the beginning of the period             -              -              -
                                     -------------  -------------  -------------
Cash at the end of the period        $          -   $          -   $  2,552,113
                                     =============  =============  =============



Supplemental disclosure of cash flow
  information:
  Cash paid during the year for
    interest                         $          -   $          -   $     62,737
                                     =============  =============  =============

Supplemental disclosure of noncash
  investing and financing activities:
  Equipment and software acquired
    under capital lease obligations             -              -        185,114
                                     =============  =============  =============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

            INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

1.       SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

         (a)      Formation and Description of Business

         Integrated Communication Networks, Inc., and Subsidiaries (formerly, Global Access Pagers, Inc.) (the "Company" or "ICN"), a Nevada corporation, was incorporated on January 16, 1997 under the name Theatre, Inc. The Company is currently engaged in the integration of various telecommunication networks through acquisition and internal growth for the purpose of offering a variety of reliable, high-quality, value-added telecommunication services at competitive prices.

         In April 1998, Theatre, Inc., a Nevada corporation, entered into an agreement and plan of merger with Phonetime Resources, Inc., a Nevada corporation. Pursuant to the agreement, Phonetime Resources, Inc. merged into Theatre, Inc. and Theatre, Inc. was the surviving corporation. Upon completion of the merger, Phonetime Resources, Inc. ceased to exist and Theatre, Inc. operated under the name Global Access Pagers, Inc. The purpose of the merger was to effect a domicile change.

         In May 1998, Theatre, Inc., doing business as Global Access Pagers, Inc., entered into an Agreement and Plan of Merger with Global Access Pagers, Inc., a Nevada corporation. Pursuant to the agreement, Global Access Pagers, Inc. merged into Theatre, Inc. and Theatre, Inc. was the surviving corporation. Upon completion of the merger, Global Access Pagers, Inc. ceased to exist and Theatre, Inc. changed its name to Global Access Pagers, Inc. The transaction was accounted for using the purchase method of accounting. The transaction relating to the merger was rescinded on January 27, 1999. Accordingly, 3,475,000 issued common shares of the surviving entity were returned to the Company and cancelled.

         From January 16, 1997 through December 31, 1998, the Company had no revenues and no operations. Operations began February 28, 1999.

         In January 1999, Global Access Pagers, Inc. entered into a Stock Purchase Agreement with phoneXchange, Inc., a Delaware corporation, whereby Global Access Pagers, Inc. purchased 8,600,000 restricted shares or 85.14% of the issued and outstanding shares of common stock of phoneXchange in exchange for 921,428 restricted common shares of Global Access Pagers, Inc. and warrants to purchase 921,428 shares of the Company's common stock at a purchase price per share of $4.50. In September 1999, the Company issued the 921,428 shares of restricted common stock pursuant to the Stock Purchase Agreement. The transaction was valued at $6,450,003 and was effective February 28, 1999. In addition, the Company entered into employment agreements with the officers of phoneXchange effective January 1999. In February 1999, management of the Company changed the name of the corporation from Global Access Pagers, Inc. to Integrated Communication Networks, Inc. On February 28, 1999, management of phoneXchange assumed responsibility for the management of the Company. The transaction was accounted for using the purchase method of accounting.

            INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

1.       SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

         The Company began operations in February 1999 through the Company's acquisition of phoneXchange, Inc. phoneXchange is a facilities-based wholesale carrier that provides switched voice and data services, primarily to U.S.-based carriers. phoneXchange provides domestic and international long distance service through foreign termination relationships, international gateway switches, leased and owned transport facilities and resale arrangements with other long distance providers.

         (b)      Going Concern

         Management has spent a significant amount of time identifying, evaluating and pursuing strategic acquisitions to accomplish this objective. To achieve the objectives outlined in its plan, the Company must obtain sufficient financing to obtain and complete its long distance network facilities and, ultimately, achieve a sufficient level of sales and profitability to support its contemplated operations. Management is currently pursuing various financing alternatives. However, no assurance can be provided that management will be able to obtain financing on terms acceptable to the Company, or at all. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

         (c)      Principles of Consolidation

         The consolidated financial statements include the accounts of Integrated Communication Networks, Inc. and its majority-owned subsidiary, phoneXchange, Inc. and its wholly owned subsidiary Internet Call Centers, Inc. All significant inter-company transactions and balances have been eliminated. Minority interest represents the minority shareholders' proportionate share of the equity or income of the Company's majority-owned subsidiary phoneXchange, Inc.

         (d)      Use of Estimates

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews all significant estimates effecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance. Actual results could differ from those estimates.

            INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

1.       SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

         (e)      Revenue Recognition

         The Company records revenues for the sale of telecommunications services at the time of customer usage. All services paid in advance by the customer are recorded as unearned revenues. Revenues from the resale of minutes is recognized in the period the service is provided.

         (f)      Concentration of Credit Risk

         The Company maintains its cash balances in a major financial institution. Accounts held with such institutions are generally insured by government authorities up to certain maximum amounts. During the year the Company may have cash balances in these institutions in excess of such limits. At December 31, 1999, cash balances of the Company and its consolidated subsidiaries were in excess of insurable amounts by approximately $2.4 million.

         (g)      Financial Instruments

         The Company follows the guidance of Statement of Accounting Standards ("SFAS") No. 107, "Disclosure of Fair Value Financial Instruments," which requires disclosure of the fair value of financial instruments; however, this information does not represent the aggregate net fair value of the company. Unless quoted market price indicates otherwise, the fair values of cash and cash equivalents and deposits generally approximate market value because of the short maturity of these instruments. The Company's notes payable and capital lease obligations also approximate market value as the underlying borrowing rates are similar to the other financial instruments with similar maturities and terms.

         (h)      Property and Equipment

         Property and Equipment is stated at cost or fair value at the date of acquisition and, in the case of equipment under capital leases, the present value of minimum lease payments. Depreciation and amortization of property and equipment is computed using the straight-line method over the following estimated useful lives:

                                                                     Estimated
                  Asset Classification                               Useful Life
                  --------------------                               -----------
                  Operating equipment                                5 years
                  Equipment and software under capital leases        3-5 years
                  Leasehold improvements                             1-5 years
                  Furniture, fixtures and equipment                  3 years

         Replacements and improvements, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed.

         Amortization of assets financed under capital leases was $71,016, depreciation of purchased assets was $288,380 and amortization on leasehold improvements was $11,341 for the year ended December 31, 1999.

            INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

1.       SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

         (i)      Goodwill

         Goodwill represents the excess of the purchase price over the value assigned top the net tangible assets of the businesses acquired (see note 2). Goodwill is amortized on a straight-line basis over 15 years. The carrying amount of goodwill is periodically reviewed using estimated undiscounted cash flows of the businesses acquired over the remaining amortization period. Management believes that there has been no impairment of the goodwill recorded in the company's consolidated financial statements as of December 31, 1999.

         (j)      Other Assets

         Other assets at December 31, 1999 consisted primarily of deposits and prepaid expenses.

         (k)      Impairment of Long - Lived Assets

         In accordance with SFAS No. 121, "accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," long-lived assets to be held and used by the Company are reviewed to determine whether an event or change in circumstances indicates that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exits. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the assets. Fair value is based on quoted market prices in active markets, if available, if quoted market prices are not available, an estimate of fair value is based on the best information available, including prices, similar assets or the results of valuation techniques.

         During the first quarter 1999, the Company recorded a non-cash, pre-tax charge of $2.5 million associated with certain telecommunication switching equipment acquired through an asset purchase agreement (see note 7(b)).

         During 1997, the Company recorded a non-cash, pre-tax charge of $7.8 million associated with certain telecommunications equipment acquired through an attempted and failed business combination. Considerable management judgment is necessary to estimate future cash flows and estimated fair value. Accordingly, actual results could vary significantly from such estimates.

           INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

1.       SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

         (l)      Income Taxes

         The Company uses the liability method of accounting for income taxes specified by SFAS No. 109, "Accounting for Income Taxes", whereby deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

         (m)      Net Loss per Common Share

         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" which requires the Company to present basic and diluted earnings per share for all years presented. The Company's net loss per share calculation (basic and diluted) is based upon the weighted average common shares issued. There are no reconciling items in the numerator or denominator of the Company's net loss per share calculation. Stock options, warrants, convertible debt and convertible preferred stock instruments have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

         (n)     Stock-based Compensation

         In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting For Stock-Based Compensation", which requires the measurement of the fair value of stock options or warrants to be included in the consolidated statements of operations or disclosed in the notes to consolidated financial statements. The Company has determined that it will account for stock-based compensation for employees under the intrinsic value-based method of the Accounting Principles Board (APB) Opinion No. 25, "Accounting For Stock Issued To Employees", and elect the disclosure-only alternative under SFAS No. 123. The Company accounts for stock-based compensation for non-employees under the fair value method prescribed by SFAS No. 123. To date there have been no material grants to non-employees.

         (o)      Reclassifications

         Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 presentation.

2.       BUSINESS COMBINATION

         On January 1, 1999, Global Access Pagers, Inc. entered into a Stock Purchase Agreement with phoneXchange, Inc., a Delaware corporation, whereby Global Access Pagers, Inc. purchased 8,600,000 restricted shares or 85.14% of the issued and outstanding shares of common stock of phoneXchange in exchange for 921,428 restricted common shares of Global Access Pagers, Inc. and warrants to purchase 921,428 restricted shares of the Company's common stock at a purchase price per share of $4.50. The transaction was valued at $6,450,003 and was effective February 28, 1999. In addition, the Company entered into employment agreements with the officers of phoneXchange effective January 1, 1999. On January 29, 1999, management of the Company changed the name of the corporation from Global Access Pagers, Inc. to Integrated Communication Networks, Inc. On February 28, 1999, management of phoneXchange assumed responsibility for the management of the Company. The transaction was accounted for using the purchase method of accounting. On September 13, 1999, the Company issued the 921,428 restricted shares of common stock pursuant to the Stock Purchase Agreement. Goodwill from the transaction of the Stock Purchase Agreement between the Company and phoneXchange, Inc. resulted from the purchase of 85.14% of phoneXchange, Inc.'s stock and stockholder's equity as of February 28, 1999, which totaled $7,395,559 will be amortized over 15 years. Subsequently, the Company's ownership of phoneXchange was diluted to 42.6%.

          INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

2.       BUSINESS COMBINATION (continued)

         Pursuant to a June 2, 1999 Asset Purchase Agreement, the Company's subsidiary, phoneXchange, Inc., issued 185,250 shares of phoneXchange common stock to a third party for the purchase of certain telecommunications switching equipment. In November 30, 1999, the Company issued 185,250 restricted shares of ICN's common stock in exchange for the 185,250 restricted common stock shares of phoneXchange, Inc. Based on the closing bid price of the Company's common stock of $10.44, the transaction was valued at $1,933,547 and recorded as an increase in goodwill with a corresponding year-end amortization expense of $10,742. The Company's ownership percentage of phoneXchange, Inc. increased from 42.6% to 65.6%.

         The Company recorded a total of $9,329,106 in Goodwill and $421,589 in accumulated amortization and amortization expense of goodwill at and for the year ended December 31, 1999 from the previous transactions.

         The following unaudited pro forma results of operations assumed the stock purchase agreement occurred on January 1, 1999 and 1998:


UNAUDITED PRO FORMA INFORMATION
-------------------------------
                                          Year Ended (2)        Year Ended (1)
                                         December 31, 1998     December 31, 1999
                                         -----------------     -----------------

Revenues                                 $        183,000       $     2,248,138
                                         =================      ================
Net Loss                                 $     (1,375,489)      $   (11,255,177)
                                         =================      ================
Basic and diluted net loss per share     $           (.25)      $         (2.85)
                                         =================      ================

         (1) The pro forma financial information presented above shows the Company's operating results for the year ended December 31, 1999 and the additional goodwill amortization expense in amount of $82,168 that would have been recorded if the transaction had occurred on January 1, 1999. In addition, the weighted average common shares outstanding reflect the effect of 921,428 shares issued in connection with the transaction assuming that the transaction had occurred on January 1, 1999. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the stock purchase been consummated on January 1, 1999, nor are they necessarily indicative of future operating results.

           INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

2.       BUSINESS COMBINATION (continued)

         (2) The pro forma financial information above includes the results of operations of the Company for the year ended December 31, 1998 and the results of operations of phoneXchange, Inc. for the period from April 7, 1998 (inception) through December 31, 1998. The pro forma adjustment reflects the additional goodwill amortization in the amount of $369,762 that would have been recorded assuming the stock purchase agreement occurred on April 7, 1998. In addition, the weighted average common shares outstanding reflect the effect of 921,428 common shares issued in connection with the stock purchase agreement assuming that the transaction had occurred on April 7, 1998. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the stock purchase been consummated on April 7, 1998, nor are they necessarily indicative of future operating results.

3.       WRITE-OFF OF DEPOSIT

         On November 1, 1998, the Company executed an Asset Purchase Agreement to acquire certain customer sales contracts for domestic and international long distance services, FCC International 214 license and certain office equipment. The Company paid $216,600 as deposit on the asset purchase and subsequently determined that the transaction was not in the best interest of the Company. The Company cancelled the Asset Purchase Agreement and the Company wrote-off the $216,600 deposit on purchase.

4.       LONG-TERM DEBT

         Long-term debt consists of the following:
(a)      7.5% note payable to a vendor. Principal and interest
         are payable in monthly installments of $6,525, December 2001,
         secured by related equipment.                                          $  75,209


(b)      10% note payable to the Company's landlord. Principal and
         interest are payable in monthly installments of $948 through
         July 2004, secured by leasehold improvements.                             42,300

(c)      In November 1999, the Company sold $5.0 million
         principal amount of its 4% Convertible Debenture, and received net proceeds of $4,480,000 on December 2, 1999. The Convertible
         Debenture is due on December 2, 2004.                                   5,000,000
                                                                                -----------
                                                                                 5,117,509
                                                                                -----------

                  Less:  Current maturities                                        (82,696)
                                                                                -----------
                                                                                $5,034,813
                                                                                ===========

           INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

4.       LONG-TERM DEBT (continued)

         Aggregate maturities of long-term debt over the next five years is as follows:

                           Period Ending
                           December 31                        Amount
                           -------------                      ------

                           2000                         $     82,696
                           2001                                8,999
                           2002                                9,213
                           2003                               10,178
                           2004                            5,006,423
                                                        -------------
                                                        $  5,117,509
                                                        =============

              Convertible Debenture

              In November 1999, the Company sold $5.0 million principal amount of its 4% Convertible Debenture, and received net proceeds of $4,480,000 on December 2, 1999. The Convertible Debenture is due on December 2, 2004.

              The Debentures automatically convert into common stock on December 2, 2004 at the then effective conversion price. The holders of the Debentures have the right, at any time after April 1, 2000, to convert all or any portion of the Debentures into common stock at the lesser of (i) 80% of the averaged three lowest closing bid prices, as reported by Bloomberg, LP, for the common stock for the 20 trading days immediately preceding the conversion date, or (ii) $10.00. The Company has the right to redeem the Debentures at any time for 120% of the principal amount of the Debentures, plus accrued interest up to the date of redemption.

            INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

5.       INCOME TAXES

The Company's effective tax benefit on pretax loss differs from the U.S. Federal Statutory tax rate for the fiscal year ended December 31, 1997, 1998 and 1999 as follows:

                                                                  From inception
                                                                   (January 16,
                                                                  1997) through         For the year ended
                                                                   December 31,             December 31,
                                                                 --------------- -------------------------------
                                                                      1997            1998             1999
                                                                 --------------- --------------- ---------------
Federal statutory tax (benefit)                                      (34.0%)          (34.0%)         (34.0%)
State taxes, net of federal tax benefit                              (5.83%)          (5.83%)         (5.83%)
                                                                 --------------- --------------- ---------------
                                                                    (39.83%)          (39.83%)        (39.83%)

Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. The components of deferred tax liabilities and assets at December 31, 1997, 1998 and 1999 are as follows:

                                                                From inception
                                                                 (January 16,
                                                                1997) through        For the year ended
                                                                 December 31,            December 31,
                                                               --------------- -------------------------------
                                                                    1997            1998             1999
                                                               --------------- --------------- ---------------
DEFERRED TAX LIABILITIES
DEPRECIATION                                                   $     (639,000) $            -   $           -
                                                               --------------- --------------- ---------------
    TOTAL DEFERRED LIABILITIES                                       (639,000)              -               -
                                                               --------------- --------------- ---------------
DEFERRED TAX ASSETS
STATE TAXES                                                           575,000         243,000           6,000
NET OPERATING LOSS CARRY FORWARD                                    7,325,000       3,473,000          92,000
                                                               --------------- --------------- ---------------
    TOTAL DEFERRED ASSETS                                           7,900,000       3,716,000          98,000
                                                               --------------- --------------- ---------------
VALUATION ALLOWANCE                                                (7,261,000)     (3,716,000)        (98,000)
                                                               --------------- --------------- ---------------
NET DEFERRED TAX ASSETS                                        $            -  $            -  $            -
                                                               =============== =============== ===============

           INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

5.       INCOME TAXES (continued)

         The Company and its majority-owned subsidiaries report separately for income tax reporting purposes. The Company had available approximately $13,950,422 and $14,297,667 of unused federal and state operating loss carry forwards, respectively, at December 31, 1999, that may be applied against future taxable income. These net operating loss carry forwards expire for federal purposes from 2017 to 2019 and will expire for state purposes in 2005. There can be no assurance that the Company will realize the benefit of the net operating loss carry forwards.

         SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. At December 31, 1997, 1998 and 1999, valuations for 100% of the net deferred tax assets were recorded due to uncertainties as to the amount of taxable income that will be generated in future years. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

         Due to the "change in ownership" provisions in Internal Revenue Code
Section 382, the availability of the Company's net operating loss carry forwards may be subject to an annual limitation against taxable income in future periods, which could substantially limit the eventual utilization of these net operating loss carry forwards.

6.       MINORITY INTEREST

         Minority interest is represented by the minority shareholder's proportionate share of the equity and losses of the Company's majority-owned subsidiary phoneXchange, Inc. The minority interest was reduced to zero during 1999 as the losses of the subsidiary exceeded the invested amounts.

7.       COMMITMENTS AND CONTINGENCIES

     (a) Leases

         (1) Master Lease

         On July 30, 1999, the Company and Lucent Technologies, Inc. InterNetworking Systems signed a Master Lease Agreement pursuant to which Lucent agreed to provide the Company $3 million in credit for leasing Lucent equipment. On February 7, 2000, Lucent amended this agreement to increase the Company's line of credit to $10 million. As March 31, 2000, the Company has received equipment eligible to be financed under the Master Lease Agreement valued at approximately $4 million but has not completed type testing and acceptance of the equipment. Upon type testing and acceptance, the equipment will be placed under operating leases. As of December 31, 1999, the Company had no outstanding borrowings under the Master Lease Agreement.

         INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

7.       COMMITMENTS AND CONTINGENCIES (continued)

         (2)      Operating Leases

         The Company leases office space for its co-location space, dedicated private telephone lines, equipment and other items under various agreements expiring through 2005.

         Rent expense included in the consolidated statements of operations was approximately $0, $0 and $164,321, for the year ended December 31, 1997, 1998 and 1999, respectively.

         (3)      Capital Leases

         The Company is obligated under various capital lease agreements for certain computer software, telecommunications switching equipment and desktop workstations.

         In December 1997, the Company entered into a lease agreement for certain communications equipment and licensed software. The equipment consists primarily of a telephone switching system, which is a long distance, tandem telephone switch. The purchase price for the System is $333,038. The lease agreement bears interest at an annual rate of 30.3% and calls for 36 equal minimum monthly payments of $7,119. The capital lease was secured by the related assets.

         In November 1999, the Company entered into a lease agreement for certain licensed software. The lease agreement bears interest at an annual rate of 25% and calls for 36 monthly payments of $4,786. The capital lease is secured by the software.

         In July and August 1999, the Company entered into two lease agreements for certain desktop computers and back office servers. The lease agreements bear interest at an annual rate ranging from 13.2% to 13.4% and calls for 36 monthly payments of $2,519. The capital leases are secured by the equipment.

         In December 1999, the Company entered into a lease agreement for certain communications equipment and licensed software. The lease agreement bears interest at an annual rate of 12.25% and calls for 36 equal minimum monthly payments of $12,000 and a deposit of $39,617. As of December 31, 1999, the Company had not tested, accepted or recorded the equipment on the balance sheet. The capital lease was secured by the related assets.

         In December 1999, the Company entered into various lease agreements for certain licensed software. The lease agreements bear interest at an annual rate ranging from 17.4% to 31% and call for 36 to 48 equal minimum monthly payments and deposits totaling $18,341. As of December 31, 1999, the Company had not tested, accepted or recorded the software on the balance sheet. The capital lease was secured by the related assets.

         In February 2000, the Company entered into a lease agreement for certain computer equipment and office furniture. The lease agreement bears interest at an annual rate of 27.27% and calls for 36 equal minimum monthly payments of $2,186 and a deposit of $4,939.

         Future minimum lease payments associated with the leases described herein, including renewal options are as follows:

         INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

7.       COMMITMENTS AND CONTINGENCIES (continued)
                                               Dedicated            Other
Year Ending                   Capital           Private           Operating
December 31, 1999             Leases             Lines              Leases
-----------------          ------------     ---------------    ---------------

2000                       $   171,616      $      832,789     $      379,777
2001                           173,441             338,549            356,478
2002                            71,619             191,556            329,528
2003                               -0-              95,755            323,154
2004                               -0-              63,837            302,855
Thereafter                         -0-                 -0-             40,442
                          -------------     ---------------    ---------------
Total minimum lease
payments                  $    416,677      $    1,522,486     $    1,732,234
                                            ===============    ===============
   Less: amount
    representing interest      (92,763)
Net present value of
  minimum lease payments       323,914
                          -------------
   Less: current portion      (114,078)
                          -------------
Long-term capitalized
  lease obligation        $    209,836
                          =============

         (b)      Legal Matters

         The Company is subject to litigation from time to time in the normal course of business. Although it is not possible to predict the outcome of such litigation, based on the facts known to the Company and after consultations with counsel, management believes that such litigation will not have a material adverse effect on its financial position or results or operations.

         On August 30, 1999, a claim was filed against the Company alleging that the Company is in breach of a contract to purchase certain telecommunications equipment. The plaintiff is seeking performance of the contract plus damages. The Company has filed a cross-complaint seeking rescission and damages, asserting that the plaintiff breached certain representations and warranties. The Company intends to vigorously contest the litigation and to fully pursue its own remedies. While no assurance can be given regarding the outcome of this matter, the Company believes that it has strong and meritorious defenses to the claims asserted. However, a determination that the Company breached its contract with the plaintiff could have a material adverse effect on the Company's operating results and financial condition.

         Pursuant to the Asset Purchase Agreement, the Company paid $300,000 in cash, issued 441,600 shares of common stock and was obligated to designate and issue 850,000 shares of a new series of preferred stock, $2.50 par value. Pending the outcome of the litigation between the parties, the Company has placed a stop transfer order on the common stock issued, and has not designated or issued any preferred stock. The Company has not made any reserve on the Consolidated Balance Sheet as of December 31, 1999 in connection with this litigation.

           INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

8.       RELATED PARTY TRANSACTIONS

         David Chadwick, Gary Killoran, Paul Hyde and James Rott are executive officers of the Company and part owners of C/Net: Solutions, Inc., a private company formed on November 1997. On April 21, 1998, the parties entered into an Advance Agreement pursuant to which C/Net agreed to continue to lend money to phoneXchange without interest, and phoneXchange agreed to repay the entire amount of the outstanding debt on demand at any time. In December 1999, pursuant to an Advance Agreement, phoneXchange, Inc. advanced $300,000 plus $32,006 to C/Net: Solutions, Inc., which remained outstanding as of December 31, 1999.

         Corporate Financial Enterprises, Inc. is a private investment banking and consulting firm which is a significant shareholder of the Company. Effective March 30, 2000, all shares of capital stock beneficially owned by Corporate Financial Enterprises, Inc., including 1,000,000 shares of common stock, 1,370,590 shares of Series A-1 12% convertible redeemable preferred stock and warrants to purchase 2,828,633 shares of common stock, were transferred to an irrevocable trust, as amended. According to the terms of the trust, David Chadwick, as President of the Company, was appointed trustee and is required to vote the shares in accordance with the trust agreement, which limits the ability of the shareholders party to the trust from exercising voting control during the term of the trust agreement. For the year ended December 31, 1999, the Company had paid $445,825 to Corporate Financial Enterprises, Inc. for investment banking and consulting services.

9.       EQUITY TRANSACTIONS

         (a)      Preferred Stock

         The Series A-1 convertible redeemable preferred stock accrues dividends at a rate of 12% per year, payable on a quarterly basis in shares of common stock of the Company, commencing June 1, 1999. The Series A-1 12% convertible redeemable preferred stock is convertible at any time after December 31, 2000, at the option of the holder into shares of common stock at the rate of 10 shares of common stock for each share of Series A-1 12% convertible redeemable preferred stock. The Series A-1 12% convertible redeemable preferred stock is redeemable at any time after January 1, 2000 at the option of the holder, at an amount equal to $1.76, plus an amount equal to accrued and unpaid dividends, if any, to (and including) the date fixed for redemption, whether or not earned or declared.

         The holders of Series A-1 12% convertible redeemable preferred stock are entitled to ten votes for each share of Series A-1 12% convertible redeemable preferred stock on all matters submitted to the stockholders of the Company. With respect to matters affecting only the Series A-1 12% convertible redeemable preferred stock, each share shall be entitled to one vote. The Series A-1 12% convertible redeemable preferred stock is superior in right of payment in the event of liquidation and with respect to dividends to the common stock of the Company and any other stock ranking junior to the Series A-1 12% convertible redeemable preferred stock. The liquidation value of the Series A-1 12% convertible redeemable preferred stock is $1.53 per share plus any accrued and unpaid dividends.

          INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

9.       EQUITY TRANSACTIONS (continued)

         In September 1999, we issued 3,267,974 shares of its Series A-1 12% convertible redeemable preferred stock to certain investors including Corporate Financial Enterprises, Inc., a related entity, in exchange for $5,000,000. As of December 31, 1999, the Company received proceeds of $4,781,500 and a receivable of $218,500 was recorded for the remaining proceeds. The preferred stock is convertible anytime after December 31, 2000

         (b)      Common Stock

         In November 1999, the Company issued 185,250 shares of restricted common stock of the Company in exchange for 185,250 shares of phoneXchange, Inc. restricted common stock

         In November 1999, the Company sold 1,332,000 shares of its common stock for a purchase price of $.75 per share to several overseas accredited investors. The offering was made by the Company's management in compliance with Rule 504 of Regulation D of the Securities Act of 1933, as amended. No commissions or other remuneration was paid to anyone.

         In October 1999, the Company issued 23,500 shares of its restricted common stock in exchange for broker fees in connection to the Company's acquisition of phoneXchange. The cost of the services in the amount of $142,763, has been charged to operations and additional paid-in capital has been increased by $142,528, representing the excess of the cost of the services over the par value of the common stock issued.

        In November 1999, the Company issued 1,000,000 shares of common stock pursuant to a notice of conversion of 100,000 shares of Series A-1 12% redeemable convertible preferred stock held by Corporate Financial Enterprises, Inc., a related entity.

         In September 1999, the Company issued 10,500 shares of restricted common stock to three members of the Board of Directors of the Company as compensation for services. Prepaid director fees are recognized to expense based on the term of the Director. The balance of prepaid director fees as of December 31, 1999 was $35,500.

         In September 1999, the Company sold 100,000 shares of its common stock to Corporate Financial Enterprises, Inc., a related entity, for a purchase price of $.75 per share in exchange for a receivable of $75,000.

         In September 1999, the Company issued 921,428 shares of its common stock to stockholders of phoneXchange. The Company acquired ownership of approximately 85% of phoneXchange in exchange for its stock.

           INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

9.       EQUITY TRANSACTIONS (continued)

         In September 1999, the Company sold 41,000 shares of its common stock to Corporate Financial Enterprises, Inc., a related entity, for a purchase price of $.75 per share in exchange for a receivable of $30,750.

         In May 1999, the Company issued 25,296 shares of restricted common stock to pay off the remaining balance on a note due by its subsidiary in the amount of $132,804

         On May 8, 1998, Theatre, Inc., doing business as Global Access Pagers, Inc., entered into an Agreement and Plan of Merger with Global Access Pagers, Inc. The transaction relating to the merger was rescinded on January 1999. Accordingly, 3,475,000 issued common shares of the surviving entity were returned to the Company and cancelled.

         In February 1999, the Company issued 441,600 shares of restricted common stock for equipment and software.

         (c)      Warrants to Purchase Common Stock

         In November 1999, in connection with the convertible debenture (Note 4(c)), the Company issued warrants to purchase 80,000 shares of the Company's common stock at an exercise price of $12.50 per share and warrants to purchase 80,000 shares of the Company's common stock at an exercise price of $15.00 per share. The warrants are exercisable until November 22, 2001. The Company also issued warrants to purchase 200,000 shares of the Company's common stock at exercise price of $13.75 per share and paid $500,000 in placement fees. The warrants expire November 22, 2004.

         In September 1999, the Company issued warrants to purchase 350,000 shares of common stock at an exercise price of $4.50 per share to Corporate Financial Enterprises, Inc., a related entity. The warrants were granted in exchange for consulting services and are exercisable for a term commencing December 31, 2000 and expiring September 1, 2004.

         In June 1999 the Company issued warrants to purchase 100,000 shares of its common stock in exchange for consulting services. The warrants are exercisable at a purchase price of $7.50 per share for a term of 18 months. The warrants were subsequently cancelled in July 1999.

         In February 1999, the Company issued warrants to purchase 921,428 shares of its common stock pursuant to the terms of the Stock Purchase Agreement dated January 1, 1999, as amended on May 24, 1999, with phoneXchange, Inc. and its stockholders. The warrants are exercisable anytime after December 31, 2000 and expire February 22, 2004 at a purchase price of $4.50 per share. See Note (1(a))

         In February 1999, the Company issued warrants to purchase 5,943,633 shares of its common stock exercisable anytime after December 31, 2000 at a purchase price of $1.72 per share in connection with the sale of 3,267,974 shares of its Series A-1 12% convertible redeemable preferred stock to certain investors including Corporate Financial Enterprises, Inc., a related entity, in exchange for $5,000,000. The warrants expire February 22, 2004. See Note 9 (a)

           INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

9.       EQUITY TRANSACTIONS (continued)

         (d)      Options to Purchase Common Stock

         On July 22, 1999, the Board of Directors of the Company authorized the grant of options to purchase up to 1,000,000 shares of the Company's common stock at an exercise price of $3.375 to various employees. The options all vest on grant and have a five-year term. The Company recorded compensation expense of $2,250,000 for the year ended December 31, 1999.

         Information regarding the Company's compensatory stock options since inception, (January 16, 1997) and December 31, 1998 and 1999 and changes during the years ended on those dates is summarized as follows:


                                                                Weighted-
                                                                Average
                                                 Shares      Exercise Price
                                             --------------  ---------------
January 16, 1997 (Inception)
Granted                                                  -   $            -
Exercised                                                -   $            -
Forfeited                                                -   $            -
                                             --------------  ---------------
December 31, 1998                                        -   $            -
                                             --------------  ---------------
Granted                                          1,000,000   $         3.37
Exercised                                                -   $            -
Forfeited                                                -   $            -
                                             --------------  ---------------
December 31, 1999                                1,000,000   $         3.37
                                             ==============  ===============

         Information about stock options outstanding at December 31, 1999 is as follows:

                                                                     Options Outstanding
                                      -----------------------------------------------------------------------------------
                                                                           Weighted
                                                                            Average         Weighted         Weighted
                                           Number         Remaining         Average           Number          Average
                                        Outstanding       Contracted        Execise        Exerciseable       Execise
Range of Exercise Price                 at 12/31/99          Life            Price          at 12/31/99        Price
-----------------------------         --------------     --------------  ---------------   ---------------  -------------
$                       3.37              1,000,000                4.6   $          3.37        1,000,000   $       3.37

            INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

9.       EQUITY TRANSACTIONS (continued)

         The Company has determined that it will account for stock-based compensation for employees under the intrinsic value-based method of the Accounting Principles Board (APB) Opinion No. 25, "Accounting For Stock Issued To Employees", and elect the disclosure-only alternative under SFAS No. 123. The Company accounts for stock-based compensation for non-employees under the fair value method prescribed by SFAS No. 123. To date there have been no grants to non-employees. Under APB No. 25, the Company recognized compensation expense relating to the issuance of compensatory stock options to certain employees in the amount of $2,250,000 for the year ended December 31, 1999. Had the Company recognized compensation expense consistent with the methodology of FASB No. 123, the Company's net loss and basic and diluted net loss per share for the year ended December 31, 1999 on a pro forma basis would have been as follows:


                                                                       1999
Net Loss                                                              ------
         As Reported                                             $  (10,889,456)
         Pro forma                                               $  (13,394,368)

Basic and Diluted Net Loss Per Share
         As Reported                                             $        (3.29)
         Pro forma                                               $        (4.05)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 105%, risk-free interest rate of 5.77%, expected life of five years for the options and no dividends would be issued during the option term.

         (e)      Treasury stock

         In August and September 1999, phoneXchange issued 17,364 shares of its restricted common stock in exchange for 17,923 shares of restricted common stock of the Company. The transaction was valued at the closing bid price of the Company's common stock and has been recorded as treasury stock as of December 31, 1999.

10.      BENEFIT PLAN

         In September 1999, the Company adopted a qualified 401(k) retirement plan under which employees may voluntarily contribute. All full-time employees with ninety (90) days continuous service are eligible for participation in the plan. The plan does not include company matching or discretionary contributions. The plan may be modified at any time at the Company's discretion.

            INTEGRATED COMMUNICATION NETWORKS, INC. AND SUBSIDIARIES
                     (Formerly, Global Access Pagers, Inc.)
               Notes to Audited Consolidated Financial Statements
                                December 31, 1999

11.      SEGMENT AND GEOGRAPHIC INFORMATION

         The Company has adopted SFAS No. 131, "Disclosures About Segments Of An Enterprise And Related Information", in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and assess performance. The Company's chief decision-maker, as defined under SFAS No. 131, is a combination of the Chief Executive Officer and the Chief Financial Officer. To date, the Company has viewed its operations and manages its business as principally one segment, long distance telecommunication services. Associated services are not significant. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

12.      SUBSEQUENT EVENTS

         On January 24, 2000, the Company purchased 1,000,000 shares of Series A, 5% Convertible Preferred Stock, $.01 par value of OMNI Neutraceuticals, Inc. for $1,000,000.

         On March 1, 2000, the Company sold its interest in 1,000,000 shares of Series A, 5% Convertible Preferred Stock, $.01 par value of OMNI
Neutraceuticals, Inc. for $325,000 in cash and a short term, non interest bearing note receivable of $1,675,000 due at the end of each month commencing on April 30, 2000 in the amount of $325,000 with the remaining payment of $375,000 due on August 30, 2000.

         On January 5, 2000, the Company filed a Registrations Statement on Form S-1 (Registration No. 333-94105) registering up to 13,675,061 shares of Common Stock issuable upon conversion of certain securities of the Company. The Company intends to use the proceeds, if any, for capital expenditures, working capital and general corporate purposes.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders.

         All of the amounts shown are estimates, except for the SEC Registration Fees.

         SEC registration fee                            $   37,165
         Accounting fees and expenses                        15,000
         Legal fees and expenses                             75,000
         Blue Sky fees and expenses                          10,000
         NASDAQ SmallCap Listing fees                        50,000
         Transfer Agent fees                                  2,500
         Miscellaneous expenses                               2,335
                                                         ----------
         TOTAL                                           $  192,000
                                                         ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any litigation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification made under section 78.7502 must be determined to be proper, on a case-by-case basis, by either our stockholders, a quorum of our Board of Directors (excluding any directors named in the action) or by the written opinion of our legal counsel.

         Our articles of incorporation include a provision eliminating the personal liability of our directors to the fullest extent permitted by the General Corporation Law of the State of Nevada (the "GCLN"). In addition, our articles of incorporation includes a provision indemnifying any and all persons whom we have the power to indemnify under the GCLN from and against all expenses, liabilities or other matters covered by the GCLN, including under circumstances in which indemnification is otherwise discretionary. This indemnification is not exclusive of any other rights and shall continue after such person has ceased to be a director, officer, employee or agent. These provisions do not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, in certain circumstances equitable remedies may not be available as a practical matter. While these provisions may be amended or repealed in the future, only change would only have an effect on liabilities arising after such change.

         We have entered in to Indemnity Agreements with each of Paul Hyde, Albert Kashani, Joseph Vaughn-Perling, David Chadwick and Gary Killoran, as agents. Under the terms of the Indemnity Agreements, we agree to hold harmless and indemnify each agent to the fullest extent authorized or permitted by our articles of incorporation and by the GCLN, as the same may be amended from time tom time (but only to the extent that any amendment permits us to provide broader indemnification rights than the articles of incorporation and the GCLN permitted prior to such amendment).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         The following is information concerning the sale of equity securities during the last fiscal year that were not registered under the Securities Act. In each case any proceeds received were used for working capital purposes and to finance the Company's network expansion.

                                    Date of Sale/                                   Consideration           Exemption from
Purchaser                           Issuance      Title and Amount of Securities    Received                Registration
-------------------------           ------------  -------------------------------   --------------------    --------------------
SEL Group                           11/30/99      185,250 shares of restricted      185,250 shares  of      Section 4(2)
                                                  common stock                      phoneXchange
                                                                                    common stock

Rebecca, LLC                        11/22/99      Warrants to purchase 80,000       $4,480,000(4)           Section 4(2)
                                                  shares of common stock (1),
                                                  Warrants to purchase 80,000
                                                  shares of common stock (2),
                                                  4% Convertible Debentures (3)

May Davis Group, Inc.               11/22/99      Warrants to purchase 200,000      Placement agent         Section 4(2)
                                                  shares of common stock (5)        services

Henry & Monroe, LLC                 10/29/99      23,500 shares of restricted       Broker Services         Section 4(2)
                                                  common stock

6 Accredited investors              10/7/99       1,332,000 shares of common stock  $999,000                Regulation D
                                                                                                            Section 504

Charles McGuirk                     9/24/99       500 shares of restricted common   Board of director       Section 4(2)
                                                  stock                             services

Albert Kashani                      9/11/99       5,000 shares of restricted common Board of director       Section 4(2)
                                                  stock                             services

Joseph Vaughn-Perling               9/11/99       5,000 shares of restricted common Board of director       Section 4(2)
                                                  stock                             services

American Equities, LLC,             9/11/99       3,267,974 shares of Series A-1    $5,000,000 (8)          Section 4(2)
Corporate Financial                               12% convertible redeemable
Enterprises, Inc.,                                preferred stock (6) and Warrants
Jamie Mazur, Emily                                to purchase 5,943,633 shares of
Mazur, Jennifer Mazur                             common stock (7)
and Trent Mazur

                                     II-2




Corporate Financial                 9/10/99       Warrants to purchase 350,000      Consulting services     Section 4(2))
Enterprises, Inc.                                 shares of common stock (9)

Corporate Financial                 9/1/99        141,000 shares of restricted      $105,750 receivable     Section 4(2)
Enterprises, Inc                                  common stock

FM Computer                         5/27/99       25,296 shares of restricted       Equipment               Section 4(2)
Technologies, LLC                                 common stock

phoneXchange                        2/23/99       921,428 shares of common stock    85.14% interest in      Section 4(2)
stockholders                                      and Warrants to purchase          phoneXchange, Inc.
                                                  921,428 shares of common stock    common stock
                                                  (10)

J&W Ventures                        2/3/99        441,600 shares of restricted      Equipment               Section 4(2)
                                                  common stock


    (1) Exercisable anytime commencing November 22, 1999 and expiring November 22, 2001 at an exercise price of $12.50 per share.

    (2) Exercisable anytime commencing November 22, 1999 and expiring November 22, 2001 at an exercise price of $15.00 per share.

    (3) Convertible anytime commencing April 1, 2000 into shares of common stock based on a conversion price equal to 80% of the averaged three lowest bid prices during the 20 trading days immediately prior to the date of conversion, except that the conversion price cannot be higher than $10.00 per share. The debentures automatically convert into common stock on December 2, 2004.

    (4)    $5,000,000 less costs associated with the offering.

    (5) Exercisable anytime commencing November 22, 1999 and expiring November 22, 2004 at an exercise price of $13.75 per share.

    (6) Convertible at any time after December 31, 2000 at the option of the holder, into shares of common stock at a rate of 10 shares of common stock for each share of Series A-1 12% convertible redeemable preferred stock.

    (7) Exercisable anytime commencing December 31, 2000 and expiring February 22, 2004 at an exercise price of $1.72 per share.

    (8)    As of December 31, 1999, $4,781,500 had been paid, $218,500 receivable.

    (9) Exercisable anytime commencing December 31, 2000 and expiring September 1, 2004 at an exercise price of $4.50 per share.

    (10) Exercisable anytime commencing December 31, 2000 and expiring February 22, 2004 at an exercise price of $4.50 per share.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

3.1*     Articles of Incorporation of Theatre, Inc. filed January 16, 1997

3.2* Certificate of Amendment of the Articles of Incorporation of Global Access Pagers, Inc. filed February 10, 1999

3.3*     Bylaws of Theatre, Inc.

4.1*     Certificate of Designation of Series A Preferred Stock

4.2* Certificate of Designation of 12% convertible redeemable preferred stock, Series A-1

4.3* Amendment to Certificate of Designation of 12% convertible redeemable preferred stock, Series A-1

4.4*     Form of Warrant Agreement

5.1**    Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP

9.1+ Irrevocable Trust Agreement dated March 30, 2000, as amended, between a stockholder of Integrated Communication Networks, Inc. and David Chadwick, Trustee

9.2+ Irrevocable Trust Agreement dated March 30, 2000, as amended, between certain stockholders of Integrated Communication Networks, Inc. and David Chadwick, Trustee

10.1* Stock Purchase Agreement dated as of January 1, 1999 by and among Global Access Pagers, Inc. and phoneXchange, Inc., David Chadwick, James Rott, Paul Hyde and Gary Killoran

10.2* First Amendment to Stock Purchase Agreement by and among Global Access Pagers, Inc. and phoneXchange, Inc., David Chadwick, James Rott, Paul Hyde and Gary Killoran

10.3* Employment Agreement between the Company and David J. Chadwick effective as of January 4, 1999

10.4* Employment Agreement between the Company and Gary L. Killoran effective as of January 4, 1999

10.5* Employment Agreement between the Company and James E. Rott effective as of January 4, 1999

10.6* Employment Agreement between the Company and Paul E. Hyde effective as of January 4, 1999

10.7* Employment Agreement between the Company and Thomas C. Scott effective as of October 11, 1999

10.8* Master Lease Agreement with Lucent Technologies, Inc. InterNetworking Systems dated July 30, 1999

10.9* Lease made as of April 23, 1999 between phoneXchange and CarrAmerica Realty Corporation

10.10* Lease dated June 1, 1997 between Quinby Building, LLC and Global Network Providers

10.11* Letter of Intent for Joint Venture Between Integrated Communication Networks, Inc. and Global Industry Development & Trade Ltd. ("GIDT") effective June 1, 1999

10.12*   Form of 4% Convertible Debenture

10.13   Form of 1999 Stock Option Agreement, filed herewith

10.14    2000 Omnibus Stock Incentive Plan, filed herewith

11.1 Statement Re: Computation of Per Share Earnings (see Consolidated Statement of Operations and Notes to Audited Consolidated Financial Statements, I (m))

21.1     Subsidiaries, filed herewith

23.1     Consent of Jack Olesk, filed herewith

23.2     Consent of Brad Haynes, filed herewith

23.3     Consent of Mendoza, Berger and Company, LLP, filed herewith

27.1     Financial Data Schedule

* Filed as an exhibit to the Company's Registration Statement on Form S-1(Registration No. 333-94105) on January 5, 2000 and incorporated by reference herein.

**       To be filed by amendment.

+ Filed as an exhibit to the Company's current report on Form 8-K filed April 14, 2000 and incorporated by reference herein.

ITEM 17.          UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the effective registration statement;

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business owner has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business owner in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aliso Viejo, state of California, on May 11, 2000.

                                         INTEGRATED COMMUNICATION NETWORKS, INC.


Date: May 11, 2000                        /s/ DAVID J. CHADWICK
                                         ---------------------------------------
                                         David J. Chadwick
                                         President, Chief Executive Officer
                                         and Chairman of the Board of
                                         Directors


Date: May 11, 2000                        /s/ GARY L. KILLORAN
                                         ---------------------------------------
                                         Gary L. Killoran
                                         Secretary, Treasurer, Chief Financial
                                         Officer (principal accounting officer)
                                         and Director

Date: May 11, 2000                        /s/ PAUL E. HYDE
                                         ---------------------------------------
                                         Paul E. Hyde
                                         Vice President and Director

Date: May 11, 2000                        /s/ RUSSELL J. HENSLEY
                                         ---------------------------------------
                                         Russell J. Hensley
                                         Director

                                  EXHIBIT INDEX

Exhibit Number             Description
--------------             -----------

3.1*     Articles of Incorporation of Theatre, Inc. filed January 16, 1997

3.2* Certificate of Amendment of the Articles of Incorporation of Global Access Pagers, Inc. filed February 10, 1999

3.3*     Bylaws of Theatre, Inc.

4.1*     Certificate of Designation of Series A Preferred Stock

4.2* Certificate of Designation of 12% convertible redeemable preferred stock, Series A-1

4.3* Amendment to Certificate of Designation of 12% convertible redeemable preferred stock, Series A-1

4.4*     Form of Warrant Agreement

5.2**    Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP

9.1+ Irrevocable Trust Agreement dated March 30, 2000, as amended, between a stockholder of Integrated Communication Networks, Inc. and David Chadwick, Trustee

9.2+ Irrevocable Trust Agreement dated March 30, 2000, as amended, between certain stockholders of Integrated Communication Networks, Inc. and David Chadwick, Trustee

10.1* Stock Purchase Agreement dated as of January 1, 1999 by and among Global Access Pagers, Inc. and phoneXchange, Inc., David Chadwick, James Rott, Paul Hyde and Gary Killoran

10.2* First Amendment to Stock Purchase Agreement by and among Global Access Pagers, Inc. and phoneXchange, Inc., David Chadwick, James Rott, Paul Hyde and Gary Killoran

10.3* Employment Agreement between the Company and David J. Chadwick effective as of January 4, 1999

10.4* Employment Agreement between the Company and Gary L. Killoran effective as of January 4, 1999 10.5* Employment Agreement between the Company and James E. Rott effective as of January 4, 1999

10.6* Employment Agreement between the Company and Paul E. Hyde effective as of January 4, 1999

10.7* Employment Agreement between the Company and Thomas C. Scott effective as of October 11, 1999

10.8* Master Lease Agreement with Lucent Technologies, Inc. InterNetworking Systems dated July 30, 1999

10.9* Lease made as of April 23, 1999 between phoneXchange and CarrAmerica Realty Corporation

10.10* Lease dated June 1, 1997 between Quinby Building, LLC and Global Network Providers

10.11* Letter of Intent for Joint Venture Between Integrated Communication Networks, Inc. and Global Industry Development & Trade Ltd. ("GIDT") effective June 1, 1999

10.12*   Form of 4% Convertible Debenture

10.13     Form of 1999 Stock Option Agreement, filed herewith

10.14    2000 Omnibus Stock Incentive Plan, filed herewith

11.1 Statement Re: Computation of Per Share Earnings (see Consolidated Statement of Operations and Notes to Audited Consolidated Financial Statements, I (m))

21.1     Subsidiaries, filed herewith

23.1     Consent of Jack Olesk, filed herewith

23.2     Consent of Brad Haynes, filed herewith

23.3     Consent of Mendoza, Berger and Company, LLP, filed herewith

27.1     Financial Data Schedule

* Filed as an exhibit to the Company's Registration Statement on Form S-1(Registration No. 333-94105) on January 5, 2000 and incorporated by reference herein.

**       To be filed by amendment.

+ Filed as an exhibit to the Company's current report on Form 8-K filed April 14, 2000 and incorporated by reference herein.